UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Unisys Corporation

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Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, PA 19422

March 27, 2020

Dear Fellow Stockholder:

It is my pleasure to invite you to the Unisys 2020 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, May 7, 2020 and will begin at 8:00 a.m., local time. Due to the emerging public health impact of the COVID-19 coronavirus outbreak, the annual meeting will be held entirely online. You will be able to attend and participate in the annual meeting online by visiting www.virtualshareholdermeeting.com/UIS2020, where you will be able to listen to the meeting live, submit questions, and vote.

Unisys had an exciting year in 2019, as non-GAAP adjusted revenue grew for the second-consecutive year. That growth was at the highest annual rate we have seen since 1998, and Services non-GAAP adjusted revenue grew at the highest rate since 2003. We also achieved or exceeded guidance on all metrics for the fourth-consecutive year, since we re-instituted providing guidance. In addition to growing revenue, our non-GAAP operating profit margin expanded year over year, and adjusted free cash flow increased significantly year over year. Our recently-complete sale of our U.S. Federal business is expected to significantly improve our capital structure and increase our flexibility going forward. We are excited about the opportunities we expect this to create and the positioning of the business in 2020.

We are pleased to continue our practice of making proxy materials available to our stockholders over the Internet. We believe that doing so allows us to provide you with the information you need, while reducing our printing and mailing costs and helping to conserve natural resources. Stockholders who continue to receive paper copies of proxy materials may help us to reduce costs further by opting to receive future proxy materials by email. You may register for electronic delivery of future proxy materials by following the instructions on either the enclosed proxy/voting instruction card or the Notice of Internet Availability of Proxy Materials that you received in the mail.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Voting takes only a few minutes, and it will ensure that your shares are represented at the meeting.

Sincerely,

Peter A. Altabef

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 7, 2020

Unisys Corporation will hold its 2020 Annual Meeting of Stockholders on Thursday, May 7, 2020 at 8:00 a.m., local time, to:

1.	elect eleven directors;

2.	ratify the selection of the Company’s independent registered public accounting firm for 2020;

3.	hold an advisory vote to approve executive compensation; and

4.	transact any other business properly brought before the meeting.

The annual meeting will be held entirely online due to the emerging public health impact of the COVID-19 coronavirus outbreak and to support the health and well-being of our stockholders, associates and partners. If you plan to attend the annual meeting online, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompany your proxy materials. You will be able to attend and participate in the annual meeting online by visiting www.virtualshareholdermeeting.com/UIS2020, where you will be able to listen to the meeting live, submit questions, and vote. Only record holders of Unisys common stock at the close of business on March 9, 2020 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Gerald P. Kenney
Senior Vice President, General Counsel
and Secretary

Blue Bell, Pennsylvania
March 27, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be Held on May 7, 2020:

The Company’s proxy statement and annual report are available at

www.proxyvote.com

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by Internet, telephone, or mail. For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.

UNISYS CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 7, 2020

The Board of Directors of Unisys Corporation (the “Board of Directors” or the “Board”) solicits your proxy for use at the 2020 Annual Meeting of Stockholders to be held on May 7, 2020 and at any adjournments or postponements thereof. At the annual meeting, stockholders will be asked to (1) elect directors, (2) ratify the selection of the Company’s independent registered public accounting firm, (3) approve, on an advisory basis, the compensation of the Company’s named executive officers and (4) transact any other business properly brought before the meeting.

The record date for the annual meeting is March 9, 2020. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 62,902,300 shares of common stock were outstanding. The presence, in person via webcast or by proxy, of a majority of those shares will constitute a quorum at the meeting.

This proxy statement, the proxy/voting instruction card and the annual report of Unisys, including the financial statements for 2019, are being made available to stockholders on or about March 27, 2020.

Internet Availability of Proxy Materials; Multiple Sets of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders (other than those who previously requested electronic or paper delivery of proxy materials). The Notice includes instructions on how to access the proxy materials over the Internet, how to vote online and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

If you hold shares of Unisys common stock in more than one account, you may receive more than one Notice or more than one set of proxy materials. Please be sure to vote all the shares that you own.

Voting Procedures and Revocability of Proxies

Your vote is important. Shares may be voted at the annual meeting only if you are present in person via webcast or represented by proxy. You can vote by proxy over the

Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by submitting a proxy by mail or by telephone by following the instructions provided on the proxy/voting instruction card. If you have previously elected to receive proxy materials over the Internet, you should have already received email instructions on how to vote electronically.

You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person via webcast at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person via webcast. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you may gain access to the meeting by following the instructions in the voting instruction card provided by your bank, broker of other nominee. You may not vote your shares electronically at the annual meeting unless you receive a valid proxy from your bank, brokerage firm, broker dealer or other nominee holder.

If you are a stockholder of record and you properly complete, sign and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your signed and returned proxy gives no instructions, the proxy holders will vote your shares (1) FOR the election of directors, (2) FOR the ratification of the selection of independent registered public accounting firm, (3) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and (4) in their discretion on any other matters that properly come before the annual meeting.

If you are a beneficial owner of shares held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization will be prohibited under the current rules of the New York Stock Exchange (the “NYSE”) from voting your shares on “non-routine” matters. This is commonly referred to as a “broker non-vote”. The election of directors and the advisory resolution regarding the compensation of the Company’s named executive officers are considered “non-routine” matters and therefore may not be voted on by your bank or broker absent specific instructions from you. The ratification of the selection of independent registered public accounting firm is considered “routine” and therefore may be voted on by your bank or broker without instructions from you. Please instruct your bank or broker so your vote can be counted.

If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for shares of Unisys common stock credited to your account as of March 9, 2020. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by May 4, 2020. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received timely instructions from other participants.

Virtual Meeting Only

This year’s annual meeting will be held entirely online due to the emerging public health impact of the COVID-19 coronavirus outbreak and to support the health and well-being of our stockholders, associates and partners. You will be able to attend and participate in the annual meeting online by visiting www.virtualshareholdermeeting.com/UIS2020, where you will be able to listen to the meeting live, submit questions, and vote. Only record holders of Unisys common stock at the close of business on March 9, 2020 will be entitled to vote or submit questions at the annual meeting.

Even if you plan to attend the annual meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the annual meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the annual meeting will begin promptly at 8:00 a.m. Eastern Daylight Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the annual meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in instructions. To attend the online annual meeting, log in at www.virtualshareholdermeeting.com/UIS2020. Stockholders as of the record date will need their unique 16-digit control number, which appears on the Notice and the instructions that accompanied the proxy materials, in order to be able to be able to submit a question or vote at the meeting. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you may gain access to the meeting by following the instructions in the voting instruction card provided by your bank, broker of other nominee. You may not vote your shares electronically at the annual meeting unless you receive a valid proxy from your bank, brokerage firm, broker dealer or other nominee holder and those institutions will likely require your instructions to be submitted before the deadline listed above.

Submitting Questions prior to or at the Virtual Annual Meeting. If you would like to submit a question to be addressed during the question and answer portion of the annual meeting, you may do so in advance at www.virtualshareholdermeeting.com/UIS2020, or you may type it into the dialog box provided at any point during the virtual meeting (until the floor is closed to questions). We intend to answer questions submitted prior to or during the meeting that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Technical Assistance. Beginning thirty minutes prior to the start of and during the annual meeting, we will have support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting website log-in page.

Availability of live webcast to associates and other constituents. The live audio webcast will be available to not only our stockholders, but also our associates and other constituents. An audio replay of the annual meeting, including the questions answered during the meeting, will be available at www.unisys.com/investor-relations until the 2021 Annual Meeting of Stockholders.

Required Vote

Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon.

Election of Directors (Item 1). Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “FOR” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Votes cast with respect to the election of directors do not include abstentions and broker non-votes.

Independent Registered Public Accounting Firm (Item 2). The proposal to ratify the selection of the Company’s independent registered public accounting firm will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the proposal. There will be no broker non-votes for the proposal to ratify the selection of the Company’s independent registered public accounting firm since brokers will be entitled to vote on this “routine” proposal.

Advisory Vote to Approve Executive Compensation (Item 3). The advisory resolution to approve executive compensation will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will have the same effect as a vote “Against” the proposal. Broker non-votes will not be included in the vote totals and therefore will have no effect on the advisory vote on executive compensation.

The advisory vote to approve executive compensation (Item 3) is not binding on the Company. However, the Company will review and consider the results of this advisory vote when making future executive compensation decisions.

ELECTION OF DIRECTORS

(Item 1)

Summary

The Board currently consists of eleven members, each of whose term expires at the annual meeting. Each of the eleven directors has been nominated for reelection for a term expiring at the 2021 annual meeting. Each of the nominees has agreed to serve as a director if elected, and the Company believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

The following charts highlight the balance in age and the diversity in tenure, gender and ethnicity of our director nominees. Also highlighted are the variety of background and experience of the director nominees. The Board believes that this balance and mix of diversity, background and experience will help bring broad and valuable perspectives to the Board that will lead to a well-functioning board of directors.

AGE

TENURE

DIVERSITY	INDEPENDENCE

BACKGROUND AND EXPERIENCE

Key

Senior Leadership	Experience serving in a senior leadership role of a complex organization

Public Company Board	Experience as a board member of another publicly-traded company

CEO	Experience serving as a Chief Executive Officer of a publicly-traded company

Financial Expertise	Experience or expertise in finance, accounting, financial management or financial reporting

Technology	Experience or expertise in the information technology industry

Industry Sectors	Knowledge of or experience in one or more of the client industry sectors or growth segments that the Company serves

International	Experience with global business operations or with doing business internationally

Information Regarding Nominees

The names and ages of the nominees, their principal occupations and employment during the past five years, and other information regarding them are as follows.

The Board of Directors recommends a vote “FOR” all nominees.

PETER A. ALTABEF Age: 60 Director Since: 2015 Unisys Chairman and CEO

Professional Experience:

Mr. Altabef has served as Chairman of the Board of Unisys Corporation since April 2018 and as Chief Executive Officer of Unisys since January 2015. He also served as President of Unisys Corporation from September 2015 to March 2020. Prior to joining Unisys, Mr. Altabef was the President and Chief Executive Officer, and a member of the Board of Directors, of MICROS Systems, Inc. from 2013 until 2014, when MICROS Systems, Inc. was acquired by Oracle Corporation. He previously served as President and Chief Executive Officer of Perot Systems Corporation from 2004 until 2009, when Perot Systems was acquired by Dell, Inc. Thereafter, Mr. Altabef served as President of Dell Services (a unit of Dell Inc.) until his departure in 2011. Mr. Altabef also serves on the President’s National Security Telecommunications Advisory Committee, the boards of directors of NiSource Inc. and Petrus Trust Company, LTA., the board of the East West Institute, and the board of advisors of Merit Energy Company, LLC. He previously served as Senior Advisor to 2M Companies, Inc. in 2012, and served as a director of Belo Corporation from 2011 through 2013.

Attributes, Skills and Qualifications:

Mr. Altabef has more than 25 years of senior leadership experience in the information technology industry and, having led both Perot Systems Corporation and MICROS Systems, Inc., has a proven ability to drive revenue growth and achieve strong financial performance. As a result, Mr. Altabef has the leadership skills and experience to serve as a director and as the Chairman and Chief Executive Officer of the Company.

JARED L. COHON Age: 72 Director Since: 2013 Compensation Committee Nominating and Corporate Governance Committee Independent

Professional Experience:

Dr. Cohon is President Emeritus and University Professor of Civil and Environmental Engineering and Engineering and Public Policy at Carnegie Mellon University. He served as President of Carnegie Mellon from 1997 until 2013. During this period, he led the university’s global expansion while enhancing programs in information technology, diversity, international education, economic development and other areas. Prior to joining Carnegie Mellon, Dr. Cohon served as Dean of the School of Forestry and Environmental Studies at Yale University. Before that, he was an associate dean of engineering and vice provost for research at Johns Hopkins University. Dr. Cohon currently serves as a director of Trane Technologies plc (formerly known as Ingersoll-Rand, plc.). From 1999 to 2008, he served as a director of Trane, Inc. (formerly American Standard Companies, Inc.) and from 2010 to 2016, he served as director of Lexmark International, Inc.

Attributes, Skills and Qualifications:

Dr. Cohon brings to the Board both the management expertise and the unique perspective on technological matters gained from serving as the president of a global research university known for its leadership in technology programs. This, combined with his distinguished academic career, his international experience and the experience he has gained from serving as a director of multiple publicly traded companies make him a valued contributor to our Board.

NATHANIEL A. DAVIS Age: 66 Director Since: 2011 Lead Director Independent

Professional Experience:

Mr. Davis is the Chairman of the Board and Chief Executive Officer of K12 Inc., a provider of proprietary curricula and on-line education programs for students in kindergarten through high school. He has been a member of the Board of Directors of K12 since 2009, has been its Chairman of the Board since 2012 and was named its Chief Executive Officer in February 2018, a position he previously held from 2014 to 2016. He has served as K12’s Executive Chairman since 2013. Mr. Davis worked as Managing Director of the RANND Advisory Group, a business consulting group that advises software, technology, media and venture capital firms, before assuming the role of Executive Chairman of K12 in 2013. From 2007 to 2008, he was President and Chief Executive Officer of XM Satellite Radio, a provider of direct satellite radio broadcasts in the U.S., and from 2006 to 2007, was its President and Chief Operating Officer. He also was a member of the XM Satellite Radio Board of Directors from 1999 until 2008. From 2000 to 2003, he was President and Chief Operating Officer and a member of the Board of Directors of XO Communications (formerly Nextlink Communications). He has also held senior management roles at Nextel Communications and MCI Communications. He began his career at AT&T. Mr. Davis also serves as a trustee of the RLJ Lodging Trust. Mr. Davis served as a director of Charter Communications, Inc. from 2005 to 2008 and as a director of EarthLink, Inc. in 2011. Mr. Davis has been the Lead Director of Unisys since April 2018.

Attributes, Skills and Qualifications:

Mr. Davis brings managerial and operational expertise to our Board. This expertise, as well as his extensive experience in the communications industry, brings a valuable perspective to our Board as Unisys continues its work to strengthen its competitive and financial profile in a changing IT industry.

MATTHEW J. DESCH Age: 62 Director Since: 2019 Compensation Committee Independent

Professional Experience:

Mr. Desch has served as Chief Executive Officer and a director of Iridium Communications Inc., a global mobile, voice and data satellite communications company, since 2009. He previously served as Chief Executive Officer of Iridium’s predecessor, Iridium Holdings LLC, beginning in 2006. Prior to joining Iridium, Mr. Desch served as Chief Executive Officer of Telcordia Technologies, Inc., a telecommunications software services provider that is now part of Ericsson. Previously, he spent 13 years at Nortel Networks Corporation, including as president of the company’s global wireless networks business, and as President of Global Carriers. Mr. Desch serves on the President’s National Security Telecommunications Advisory Committee.

Attributes, Skills and Qualifications:

Mr. Desch’s deep understanding of critical infrastructure from his 35 years in the telecommunications industry brings Unisys a unique and valuable perspective regarding the security challenges faced around the globe. In addition, his expertise with the Internet of Things (IoT) will help Unisys drive its Safe Cities initiative, which focuses on supporting governments around the world in protecting the security of loT-enabled devices.

DENISE K. FLETCHER Age: 71 Director Since: 2001 Audit and Finance Committee, Chair Security and Risk Committee Independent

Professional Experience:

Ms. Fletcher is a former Executive Vice President, Finance of Vulcan Inc., an investment and project company, a position she held from 2005 to 2008. From 2004 to 2005, she served as Chief Financial Officer of DaVita, Inc., a provider of dialysis services in the United States. From 2000 to 2003, she was Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. Before joining MasterCard, she served as Chief Financial Officer of Bowne Inc., a global document management and information services provider. Ms. Fletcher is a director of Inovalon, Inc., a publicly-traded technology company, and a member of the Group Governance Council of Mazars Group, an international organization that specializes in audit, accounting, tax, legal, and advisory services. She is also a director of Enterra Holdings, Ltd., which through its subsidiary, Golder Associates, provides global ground engineering and environmental services. During 2004 and 2005, she served as a director of Sempra Energy and of Orbitz, Inc.

Attributes, Skills and Qualifications:

As an experienced financial and operational leader with companies in a variety of industries, Ms. Fletcher brings a broad understanding of the strategic priorities of diverse industries, coupled with knowledge of financial and tax matters and financial reporting, and experience in investments and acquisitions. In addition, Ms. Fletcher’s years at MasterCard, Bowne and Mazars have given her an understanding of the financial and other aspects of doing business globally, which is particularly important for a company like Unisys, which receives more than half of its revenue from international operations.

PHILIPPE GERMOND Age: 63 Director Since: 2016 Nominating and Corporate Governance Committee, Chair Independent

Professional Experience:

Mr. Germond, Senior Advisor at Barber Hauler Capital Advisers, is the former Chairman of the Management Board (the equivalent of Chief Executive Officer) of Europcar Groupe S.A., a publicly traded European car rental operator with a presence in more than 140 countries and the leading operator in Europe, a position he held from 2014 to 2016. Before joining Europcar Groupe, Mr. Germond served as Chairman and Chief Executive Officer of Paris Mutuel Urbain from 2009 to 2014, Chairman and Chief Executive Officer of Atos Origin from 2007 to 2008, a member of the Management Board of Atos Worldline from 2006 to 2008, President and Chief Operating Officer of Alcatel from 2003 to 2005 and Chairman and Chief Executive Officer of SFR (Societe Francaise du Radiotelephone — Cegetel) from 1995 to 2002. Prior to that, Mr. Germond began his career at Hewlett-Packard, where he served for 15 years in various marketing and sales roles of increasing responsibility, ultimately serving in Europe as the Managing Director of the Microcomputer Group and a member of the Management Board. Mr. Germond served as the Chairman of the Supervisory Board of Qosmos, a French software company, until its acquisition in December 2016.

Attributes, Skills and Qualifications:

As a successful leader in sales, operations and governance, Mr. Germond brings broad executive experience in a number of industries. His experience implementing transformation projects and making companies more digital and customer-oriented is helpful to Unisys as we continue our transformation and bring enhanced value to our clients. In addition, Mr. Germond’s vast global experience is particularly useful for Unisys, a company with about half of its revenue from international operations and approximately 30% of its revenue from Europe.

LISA A. HOOK Age: 62 Director Since: 2019 Audit and Finance Committee Security and Risk Committee Independent

Professional Experience:

Ms. Hook served as President and Chief Executive Officer of Neustar Inc., a global information services provider, from 2010 to July 2018 and as President and Chief Operating Officer from 2008 to 2010. She served on the Neustar Board from 2010 to July 2019. Ms. Hook was President and Chief Executive Officer of Sunrocket, Inc., a voice over IP service provider, from 2006 to 2007 and held several executive-level posts at America Online, Inc. from 2001 to 2004. Previously, she was a partner at Brera Capital Partners, a global private equity investment firm; was Managing Director of Alpine Capital Group, LLC., an investment banking firm; held several executive positions at Time Warner, Inc., a diversified media company; was legal advisor to the Chairman of the Federal Communications Commission; and was a senior attorney at Viacom International, Inc., a diversified media company. Ms. Hook also serves on the Board of Directors of Philip Morris International, an international tobacco company, Fidelity National Information Services, Inc., an international provider of financial services technology and outsourcing services, and Ping Identity, a security software company, and has been nominated for election as an independent member of the Board of Directors of Partners Group AG, a global private markets investment manager. Ms. Hook was a senior independent director of RELX PLC and RELX NV, providers of information solutions, from 2006 to 2016. Previously she served as a director of Covad Communications, Time Warner Telecom, Inc. and National Geographic Ventures. Ms. Hook has served on the National Security Telecommunications Advisory Committee since 2012.

Attributes, Skills and Qualifications:

Ms. Hook brings to Unisys more than three decades of management experience in media, entertainment and informations businesses. In addition, her experience in leading Neustar and expertise in the field of analytics will help guide Unisys and contribute to the Company’s ongoing initiative to embed leading, real-time analytics in its solutions.

DEBORAH LEE JAMES Age: 61 Director Since: 2017 Compensation Committee Nominating and Corporate Governance Committee Independent

Professional Experience:

Ms. James served as the U.S. Secretary of the Air Force from 2013 to January 2017. In this role, she was responsible for the affairs of the Department of the Air Force. Prior to serving as Secretary of the Air Force, from 2002 to 2013, Ms. James held a variety of increasingly senior positions as Science Applications International Corporation (SAIC), including President of SAIC’s Technical and Engineering Sector. Previously, she was Executive Vice President and Chief Operating Officer at Business Executives for National Security from 2000 to 2001 and Vice President of International Operations and Marketing at United Technologies from 1998 to 2000. Ms. James has also served as the Assistant Secretary of Defense for Reserve Affairs, Assistant to the Secretary for Legislative Affairs and as a professional staff member on the House Armed Services Committee. Ms. James is currently a director of Textron Inc.

Attributes, Skills and Qualifications:

Ms. James brings more than 30 years of senior homeland and national security experience in the federal government and the private sector to Unisys. Her experience leading the U.S. Air Force gives her a valuable perspective regarding cyber and logistics. In addition, Ms. James’ experience in the private sector with the transformative nature of digital products and solutions is an important asset to the Board as Unisys launches its next generation of offerings.

PAUL E. MARTIN Age: 62 Director Since: 2017 Audit and Finance Committee Security and Risk Committee, Chair Independent

Professional Experience:

Mr. Martin is Senior Vice President, Chief Information Officer of Baxter International, Inc., a position he has held since 2011. From 1999 to 2011, Mr. Martin was at Rexam Plc, serving as Global Chief Information Officer from 2004 to 2011 and as Division Chief Information Officer from 1999 to 2004. Previously, Mr. Martin held management roles at CIT Group Capital Financing, Burlington Northern Santa Fe Corporation, and Frito-Lay, Inc.

Attributes, Skills and Qualifications:

With extensive executive management experience across the entire IT industry, Mr. Martin understands the IT challenges that Unisys customers face. In addition, the Board will greatly benefit from Mr. Martin’s international experience and his deep life sciences and healthcare expertise, a core industry area of focus for the Company.

REGINA PAOLILLO Age: 61 Director Since: 2018 Audit and Finance Committee Security and Risk Committee Independent

Professional Experience:

Ms. Paolillo has served as Executive Vice President, Chief Financial & Administrative Officer of TTEC Holdings, Inc. (formerly known as TeleTech Holdings, Inc.), a global customer experience company that designs, builds and operates omnichannel customer experiences on behalf of leading brands across the world, since 2011. Between 2009 and 2011, Ms. Paolillo was the Chief Financial Officer and Executive Vice President for Enterprise Services at TriZetto Group, Inc. While at General Atlantic from 2007 to 2008, she supported the investment teams and portfolio companies in the areas of financial, operations and human capital. Prior to General Atlantic, Ms. Paolillo served as Executive Vice President of the Revenue Cycle and Mortgage Services Division at Genpact, following its acquisition of Creditek. Prior to this acquisition, Ms. Paolillo was Creditek’s Chief Financial Officer and Chief Operating Officer before becoming the company’s Chief Executive Officer from 2003 to 2005. She has also held finance, operations and executive leadership positions at Gartner, Inc., Productivity, Inc., Citibank and Bristol-Myers Squibb. Ms. Paolillo began her career as an auditor at Price Waterhouse. Ms. Paolillo serves as director and head of the audit committee of Welltok, Inc., an enterprise software as a service company in the consumer health market.

Attributes, Skills and Qualifications:

As a certified public accountant and experienced financial and operational leader with a variety of technology and services companies, Ms. Paolillo brings a broad understanding of the strategic priorities of technology and services organizations, coupled with deep knowledge of financial and accounting matters and financial reporting as well as experience in investments and acquisitions.

LEE D. ROBERTS Age: 67 Director Since: 2011 Compensation Committee, Chair Nominating and Corporate Governance Committee Independent

Professional Experience:

Mr. Roberts is Chief Executive Officer and President of BlueWater Consulting, LLC. Prior to that, he was general manager and vice president for document, content and business process management at IBM Corporation. Mr. Roberts was with FileNET Corporation from 1997 until its acquisition by IBM in 2006, serving as its Chairman and Chief Executive Officer from 2000 to 2006, its President and Chief Executive Officer from 1998 to 2000, and President and Chief Operating Officer from 1997 to 1998. Prior to FileNET, Mr. Roberts spent twenty years at IBM, where he held numerous senior management, sales and marketing roles. He is a director of Inovalon, Inc. and QAD Inc.

Attributes, Skills and Qualifications:

Mr. Roberts brings a deep understanding of the IT industry, technology trends and customer requirements to the Board. In addition, his extensive executive experience in our industry enables him to provide important strategic counsel to the Board.

Board Meetings; Attendance at Annual Meetings

The Board of Directors held 11 meetings in 2019. During 2019, all directors attended at least 75% of the total number of meetings of the Board and standing committees on which they served (held during the period when the director served).

It is the Company’s policy that all directors should attend the annual meeting of stockholders. All of the Company’s current directors who were directors at the time of the 2019 annual meeting attended that meeting.

Independence of Directors

All of the Company’s directors and nominees for director other than Mr. Altabef meet the independence requirements prescribed by the NYSE and, in the case of members of the Audit and Finance Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director or nominee has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of “Corporate Governance Guidelines”. All non-employee directors met these criteria in 2019.

Committees

The Board of Directors has a standing Audit and Finance Committee, Compensation Committee, Nominating and Corporate Governance Committee and Security and Risk Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it.

The current composition of each standing committee is set forth below:

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Security and Risk Committee

Peter A. Altabef

Jared L. Cohon		X	X

Nathaniel A. Davis

Matthew J. Desch		X

Denise K. Fletcher	Chair			X

Philippe Germond			Chair

Lisa A. Hook	X			X

Deborah Lee James		X	X

Paul E. Martin	X			Chair

Regina Paolillo	X			X

Lee D. Roberts		Chair	X

AUDIT AND FINANCE COMMITTEE

Members: Ms. Fletcher (chair), Ms. Hook, Mr. Martin and Ms. Paolillo

Number of Meetings: 8

Independence and Qualifications: The Board has determined that each of Ms. Fletcher, Ms. Hook, Mr. Martin and Ms. Paolillo qualifies as independent under the listing standards of the NYSE and is financially literate and that Ms. Fletcher, Ms. Hook and Ms. Paolillo are each an “audit committee financial expert” as defined by the SEC.

Purpose: The Audit and Finance Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of its systems of internal controls regarding financial reporting and accounting compliance, (3) the independence and qualifications of the Company’s independent registered public accounting firm, (4) the performance of the Company’s internal audit function and its independent registered public accounting firm, (5) the Company’s compliance with legal and regulatory requirements and the soundness of its ethical and environmental compliance programs, (6) the Company’s financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans and (7) the named plan fiduciaries responsible for the administration and the management and investment of plan assets in the pension, savings and welfare benefit plans sponsored by the Company. The Audit and Finance Committee is also responsible for preparing the report required by the SEC to be included in the Company’s annual proxy statement.

COMPENSATION COMMITTEE

Members: Dr. Cohon, Mr. Desch, Ms. James and Mr. Roberts (chair)

Number of Meetings: 6

Independence and Qualifications: The Board has determined that each of Dr. Cohon, Mr. Desch, Ms. James and Mr. Roberts qualifies as independent under the listing standards of the NYSE.

Purpose: The Compensation Committee (1) oversees the compensation of the Company’s elected executive officer and other executives who report directly to the Chief Executive Officer, (2) oversees the compensation-related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees, (3) reviews and recommends to the Board compensation of the Company’s directors, (4) reviews the senior executive succession plan and the senior executive leadership development process as presented by the Chief Executive Officer and (5) reviews the Company’s Human Capital/People Strategy as presented by the Chief Human Resources Officer. The committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives and with stockholder interests. Under its charter, the Compensation Committee annually reviews and approves goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and makes recommendations to the independent members of the Board concerning the compensation level of the Chief Executive Officer. The committee also annually reviews and approves compensation levels of the other elected officers. In this regard, the committee solicits input from the Company’s Chief Executive Officer regarding the compensation of those executives who report directly to him. The Compensation Committee also reviews and recommends to the Board the adoption of director compensation programs. The Company’s guidelines regarding the compensation of directors are described more fully in paragraph 11 of “Corporate Governance Guidelines” below. Under its charter, the Compensation Committee also annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. As is discussed more fully below in “Compensation Discussion and Analysis”, the Compensation Committee regularly receives reports and recommendations from management and from the committee’s outside compensation consultant to assist it in carrying out its responsibilities. The Compensation Committee also periodically reviews the Company’s Human Capital/People Strategy, including regarding Company culture, associate engagement and talent management, to assess alignment with achieving the Company’s long-term performance and growth objectives. In 2019, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its outside compensation consultant. During 2019, Meridian and its affiliates did not provide any additional services to the Company or its affiliates, and the work of Meridian has not raised any conflict of interest. Under its charter, the committee also may consult with legal, accounting or other advisors, as appropriate, and may form and delegate authority to subcommittees when appropriate.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members: Dr. Cohon, Mr. Germond (chair), Ms. James and Mr. Roberts

Number of Meetings: 4

Independence and Qualifications: The Board has determined that each of Dr. Cohon, Mr. Germond, Ms. James and Mr. Roberts qualifies as independent under the listing standards of the NYSE.

Purpose: The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. The director nomination process and the factors considered by the committee when reviewing candidates are described below in “Director Nomination Process.” It also oversees the Company’s corporate governance, including developing and recommending to the Board the Corporate Governance Guidelines described below. As a part of this responsibility, the Nominating and Corporate Governance Committee oversees the evaluation of the Board of Directors, including reviewing annually with the Board the independence of outside directors and annually facilitating the Board’s self-assessment of its performance.

SECURITY AND RISK COMMITTEE

Members: Ms. Fletcher, Ms. Hook, Mr. Martin (chair) and Ms. Paolillo

Number of Meetings: 2 (Committee was newly formed during 2019 and held its first meeting July 2019)

Independence and Qualifications: The Board has determined that each of Ms. Fletcher, Ms. Hook, Mr. Martin and Ms. Paolillo qualifies as independent under the listing standards of the NYSE.

Purpose: The Security and Risk Committee assists the Board of Directors in its oversight responsibilities with regard to the Company’s organization-wide security and enterprise risk management practices, including (1) overseeing the practices, procedures and controls that management uses to identify, manage and mitigate risks related to cybersecurity, privacy and disaster recovery and respond to incidents with respect thereto and (2) overseeing the practices, procedures and controls that management uses to identify, manage and mitigate other key enterprise risks that the Company faces such as strategic, commercial, physical security, property, work place safety, legal, regulatory, and reputational risks.

Director Nomination Process

As part of the nomination process, the Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board and for identifying qualified candidates for Board membership. In so doing, the Nominating and Corporate Governance Committee considers, with input from the Board, those factors it deems appropriate, such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. The aim is to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee the Company’s business.

As set forth above, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members. It also may, in its discretion, employ a third-party search firm to assist in identifying candidates for director. The committee will also consider recommendations for Board membership received from stockholders and other qualified sources. Recommendations on director candidates must be in writing and addressed to the Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422.

The full Board is responsible for final approval of new director candidates, as well as the nomination of existing directors for reelection. With respect to existing directors, prior to making its recommendation to the full Board, the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer and lead director, reviews each director’s continuation on the Board as a regular part of the annual nominating process. Specific information on the qualifications of each of the Company’s directors is included above.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors or to the non-employee directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422. All communications directed to Board members will be delivered to them.

Board Leadership Structure

The Board believes that it should have the flexibility to make the selection of Chairman of the Board and Chief Executive Officer in the way that it believes best to provide appropriate leadership for the Company at any given point in time. Therefore, the Board does not have a policy, one way or the other, on whether the same person should serve as both the CEO and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Company’s corporate governance guidelines require the Board to elect a lead director from its independent directors whenever the Chairman is an employee of the Company.

When the former non-executive Chairman of the Company retired in 2018, the Nominating and Corporate Governance Committee conducted a process to assess the skill set and qualifications that each director believed was important for the Chairman to possess and to discuss with each director who would most effectively lead the Board and also reviewed recommended best practices for corporate governance. As a result of this process, the Board determined that combining the positions of Chairman and CEO and electing Mr. Altabef to serve as the Chairman and Mr. Davis to serve as independent lead director best positions the Board and management to implement the Company’s strategy and deliver value to the Company’s stockholders. The Board believes that adopting this leadership structure provides independent board leadership and oversight while benefiting the Company by having Mr. Altabef, who has demonstrated the strong leadership and vision necessary to drive the Company’s strategies and achieve its objectives, also serve as Chairman.

Risk Oversight

In its oversight role, the Board of Directors annually reviews the Company’s strategic and operating plans, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Security and Risk Committee has oversight responsibilities with regard to the Company’s organization-wide security and enterprise risk management practices and is responsible for discussing with management the Company’s major financial risk exposures (other than with respect to financial reporting and executive compensation) and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, the Company’s chief audit executive prepares annually a corporate risk assessment report and provides that report to the Board of Directors each year. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company and identifies the controls and management initiatives that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the chief audit executive periodically reports to the Security and Risk Committee regarding their design and effectiveness. The Audit and Finance Committee also receives quarterly reports from management on the Company’s ethics program, regularly reviews with management the Company’s financial arrangements, capital structure and the Company’s ability to access the capital markets, and oversees named plan fiduciaries responsible for the administration and the management and investment of the Company’s pension assets as well as the performance of pension plan investments. As part of its responsibilities as set forth in its charter, the Compensation Committee annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. The Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the full Board.

Compensation of Directors

The Company’s non-employee directors receives an annual retainer of $85,000. The independent lead director receives an additional $50,000 annual retainer. The chair of the Audit and Finance Committee receives a $30,000 annual retainer, the chair of the Compensation Committee receives a $19,000 annual retainer, the chair of the Nominating and Corporate Governance Committee receives a $16,250 annual retainer and the chair of the Security and Risk Committee receives a $16,500 annual retainer. Each other member of the Audit and Finance Committee receives a $12,000 annual retainer and each other member of the Compensation Committee, the Nominating and Corporate Governance Committee and the Security and Risk Committee receives a $7,500 annual retainer. On February 15, 2019, each non-employee director on that date other than Mr. Desch received an annual grant of 10,870 restricted stock units having a value of $150,006 based on the fair market value of Unisys common stock on that date that vested immediately. On February 15, 2019, Mr. Desch received an annual grant of 11,776 restricted stock units having a value of $162,509 based on the fair market value of Unisys common stock on that date that vested immediately. The additional shares granted to Mr. Desch were in compensation for his service as a director for the period from January 1, 2019 through the grant date. Directors may defer receipt of these restricted stock units until termination of service, or until a specified date, under the Company’s deferred compensation plan for directors.

The annual retainers described above are paid in monthly installments in cash. However, directors may defer until termination of service, or until a specified date, all or a portion of their cash fees under the Company’s deferred compensation plan for directors. Under this plan, any deferred cash amounts, and earnings or losses thereon (calculated by reference to investment options available under the Unisys Savings Plan and selected by the director), are recorded in a memorandum account maintained for each director. Formerly, directors could choose, on an annual basis, to receive their fees in the form of common stock equivalent units under the Unisys Corporation Director Stock Unit Plan. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director’s stock unit account is payable in Unisys common stock, either upon termination of service or on a date specified by the director, at the director’s option. Directors do not have the right to vote with respect to any stock units. This plan was terminated in 2004 and no shares (other than shares subject to outstanding awards previously received) are available for future issuance under this plan. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets. Directors who are employees of the Company do not receive any cash, stock units, stock options or restricted stock units for their services as directors. The following table provides a summary of the 2019 compensation of current non-employee directors who served during 2019.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Jared L. Cohon	100,000	150,006	—	—	—	—	250,006

Nathaniel A. Davis Lead Director	138,625	150,006	—	—	—	—	288,631

Matthew J. Desch	89,375	162,509					251,884

Denise K. Fletcher Chair, Audit and Finance Committee	122,500	150,006	—	—	—	—	272,506

Philippe Germond Chair, Nominating and Corporate Governance Committee	95,354	150,006	—	—	—	—	245,360

Lisa A. Hook	82,208	150,006	—	—	—	—	232,214

Deborah Lee James	100,000	150,006	—	—	—	—	250,006

Paul E. Martin Chair, Security and Risk Committee	106,625	150,006	—	—	—	—	256,631

Regina Paolillo	101,375	150,006	—	—	—	—	251,381

Lee D. Roberts Chair, Compensation Committee	113,375	150,006	—	—	—	—	263,381

(1)

Amounts shown are the annual board retainer and annual retainer fees for chairs of committees, committee membership and lead director. Includes amounts that have been deferred under the deferred compensation plan for directors. Also includes the value of stock units received in lieu of cash payments of retainers and fees, as described above.

(2)

Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 14 to the Company’s 2019 financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2019. Amounts shown are in respect of the 10,870 restricted stock units granted to directors other than Mr. Desch and in respect of the 11,776 restricted stock units granted to Mr. Desch. Includes awards that have been deferred under the deferred compensation plan for directors.

(3)	At December 31, 2019, Ms. Fletcher had outstanding 1,314.8 stock units in respect of directors’ fees and no other director had any such stock units.

(4)	At December 31, 2019, none of the directors had outstanding stock options.

Under the Company’s stock ownership guidelines, directors are expected to own Unisys stock or stock units having a value equal to five times their annual retainer within five years after the director’s date of election to the Board. Directors serving as of January 1, 2019 will have until January 1, 2024 to be compliant with the increase in the expected ownership levels resulting from the increase in the annual retainer that became effective in 2019. The number of shares owned by each director is set forth in the stock ownership table on page 42.

Code of Ethics and Business Conduct

The Unisys Code of Ethics and Business Conduct applies to all employees, officers (including the Chief Executive Officer, Chief Financial Officer and principal accounting officer or controller) and directors. The code is posted on the Company’s web site at www.unisys.com/ethics and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or principal accounting officer or controller) at this location on its web site.

Corporate Governance Guidelines

The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it. Among other matters, the guidelines cover the following:

1. A majority of the Board of Directors shall qualify as independent under the listing standards of the NYSE. Members of the Audit and Finance, Compensation, Nominating and Corporate Governance and Security and Risk Committees must also meet the NYSE independence criteria, as well as any applicable independence criteria prescribed by the SEC.

2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the NYSE and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Board has determined that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys contributions to that organization are less than one percent of its annual charitable receipts.

3. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity and age in its assessment of the needs of the Board.

4. The Board is free to make the selection of Chairman of the Board and Chief Executive Officer any way that seems best to assure the success of the Company so as to provide appropriate leadership at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive and Chairman of the Board should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. If the Chairman of the Board is not an employee of the Company, the Chairman should qualify as independent under the listing standards of the NYSE.

5. In accordance with the Company’s Bylaws, no person shall stand for election as a director after having attained the age of 72 unless requested to do so by the Nominating and Corporate Governance Committee and with the approval of 2/3 of the directors then in office (excluding such director). Notwithstanding the foregoing, in no event shall a person stand for election as a director after having attained the age of 74 years. In February 2020, Dr. Cohon agreed to stand for reelection at the upcoming annual meeting after being requested to do so by the Nominating and Corporate Governance Committee upon the unanimous approval of the Board (with Dr. Cohon abstaining).

6. Directors should volunteer to resign from the Board upon a change in primary job responsibility. The Nominating and Corporate Governance Committee will review the appropriateness of continued Board membership under the circumstances and will recommend, and the Board will determine, whether or not to accept the director’s resignation. In addition, if the Company’s Chief Executive Officer resigns from that position, he or she is expected to offer his or her resignation from the Board at the same time.

7. Non-employee directors are encouraged to limit the number of public company boards on which they serve to no more than four in addition to the Company’s and should advise the Chairman of the Board and the general counsel of the Company before accepting an invitation to serve on another board.

8. The non-employee directors will meet in executive session at all regularly scheduled Board meetings. They may also meet in executive session at any time upon request. If the Chairman of the Board is an employee of the Company, the Board will elect from the independent directors a lead director who will preside at executive sessions. If the Chairman is not an employee, the Chairman will preside at executive sessions.

9. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

10. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.

11. It is appropriate for the Company’s staff to report once a year to the Compensation Committee on the status of Board compensation in relation to other large U.S. companies. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board. Particular attention will be paid to structuring Board compensation in a manner aligned with stockholder interests. In this regard, a meaningful portion of a director’s compensation should be provided and held in stock options and/or stock units. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit and Finance Committee receive any compensation from the Company other than directors’ fees.

12. The Company will provide an orientation program for new directors. The Company will also provide directors with presentations from time to time on topics designed by the Company or third-party experts to assist directors in carrying out their responsibilities. Directors may also attend appropriate continuing education programs at the Company’s expense.

13. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, each committee will conduct an annual self-evaluation of its performance and will make a report annually to the Board.

14. The non-employee directors will evaluate the performance of the Chief Executive Officer annually and will meet in executive session, led by the chairperson of the Compensation Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation Committee will recommend, and the members of the Board who meet the independence criteria of the NYSE will determine and approve, the compensation of the Chief Executive Officer.

15. To assist the Board in its planning for the succession to the position of Chief Executive Officer, the Chief Executive Officer is expected to provide an annual report on succession planning to the Board.

16. Members of the Board should at all times act in accordance with the Company’s confidentiality policy for directors.

17. Other than the Tax Asset Protection Plan recently adopted by the Company to protect its tax assets to be utilized in connection with the sale of the Company’s U.S. Federal business, which Plan will expire within a year of its adoption, the Company has no present intention to adopt a stockholder rights plan. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future stockholder rights plan to a vote of the stockholders. Any stockholder rights plan adopted or extended without stockholder approval shall be approved by a majority of the independent members of the Board and shall be in response to specific, articulable circumstances that are deemed to warrant such action without the delay that might result from seeking prior stockholder approval. If the Board adopts or extends a rights plan without prior stockholder approval, the Board shall, within one year, either submit the plan to a vote of the stockholders or redeem the plan or cause it to expire.

Related Party Transactions

The Company is required to disclose any transactions since the beginning of 2019 (or any currently proposed transaction) in which the Company was a participant, the amount involved exceeds $120,000 and a director or executive officer, any immediate family member of a director or executive officer or any person or group beneficially owning more than 5% of the Company’s common stock had a direct or indirect material interest. The Company does not have any such transactions to report.

Currently the Company has not adopted a policy specifically directed at the review, approval or ratification of related party transactions required to be disclosed. However, under the Unisys Code of Ethics and Business Conduct, all employees, officers and directors are required to avoid conflicts of interest. Employees (including officers) must review with, and obtain the approval of, their immediate supervisor and the Company’s Corporate Ethics Office, any situation (without regard to dollar amount) that may involve a conflict of interest. Directors should raise possible conflicts of interest with the Chief Executive Officer or the general counsel. The code of ethics defines a conflict of interest as any relationship, arrangement, investment or situation in which loyalties are divided between Unisys interests and personal interests and specifically notes involvement (either personally or through a family member) in a business that is a competitor, supplier or customer of the Company as a particularly sensitive area that requires careful review.

Audit and Finance Committee Report

In performing its oversight responsibilities as defined in its charter, the Audit and Finance Committee has reviewed and discussed the audited financial statements and reporting process for 2019, including internal controls over financial reporting, with management and with KPMG LLP, the independent registered public accounting firm that audited the Company’s 2019 financial statements. The committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees. In addition, the committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the committee concerning independence and has discussed with KPMG LLP their independence. The committee has also considered the compatibility of audit-related services, tax services and other non-audit services with KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Audit and Finance Committee

Denise K. Fletcher (Chair)

Lisa A. Hook

Paul E. Martin

Regina Paolillo

Independent Registered Public Accounting Firm Fees and Services

KPMG LLP was the Company’s independent registered public accounting firm for the years ended December 31, 2019 and 2018. KPMG LLP has billed the Company the following fees for professional services rendered in respect of 2019 and 2018 (in millions of dollars):

	2019	2018
Audit Fees	$6.8	$8.0
Audit-Related Fees	1.9	1.0
Tax Fees	0.1	0.2
All Other Fees	—	—

Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for SSAE No. 16 engagements, employee benefit plan audits, comfort letters, consents, accounting advice regarding specific transactions and various attestation engagements. Audit-related fees during 2019 included $1.5 million of fees related to the audit of the financial statements of the Company’s former U.S. Federal business in connection with the sale of that business. Tax fees principally represent fees for tax compliance and advisory services.

The Audit and Finance Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. In addition, the Audit and Finance Committee has delegated pre-approval authority to the chair of the committee. The chair of the committee reports any such pre-approval decision to the Audit and Finance Committee at its next scheduled meeting.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Item 2)

The Audit and Finance Committee conducted a competitive process to determine the Company’s independent registered public accounting firm for the year ended December 31, 2020. The committee invited several independent registered public accounting firms to participate in this process, including KPMG LLP, which audited the Company’s consolidated financial statements for the years ended December 31, 2019 and 2018. After reviewing proposals from the independent registered public accounting firms that participated in the process, the committee made the decision to change the Company’s independent registered public accounting firm and engaged the firm of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2020. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders. The Board of Directors considers PricewaterhouseCoopers LLP to be well qualified to serve as the independent registered public accounting firm for Unisys and recommends a vote for the proposal to ratify their selection.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Item 3)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is asking stockholders to approve an advisory resolution on compensation of its named executive officers, as described below in this proxy statement in “Executive Compensation”, “Summary Compensation Table” and the related compensation tables and narrative.

As described in detail in “Compensation Discussion and Analysis” beginning on page 43, the Company’s executive compensation program is designed to attract, motivate and retain the executives who lead the Company’s business, to reward them for achieving financial and strategic company goals and to align their interests with the interests of stockholders. The Company believes that the compensation of its named executive officers is reasonable, competitive and strongly focused on pay for performance principles, with a significant portion of target compensation at risk and performance based. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company. The Company believes that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the executive compensation reported in this proxy statement was appropriate and aligned with 2019 results. Please read the “Compensation Discussion and Analysis” below, as well as the compensation tables and narrative that follow it, for additional details about the Company’s executive compensation programs and compensation of the named executive officers in 2019.

For the reasons set forth above, the Company is asking stockholders to approve the following advisory resolution at the annual meeting:

RESOLVED, that the stockholders of Unisys Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2020 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company’s Board of Directors. However, the Board and the Compensation Committee will review and consider the vote when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2019 with respect to compensation plans under which Unisys common stock is authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding option, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	0.541 million(1) 2.040 million(2)	$ $	23.60 0	5.549 million	(3)
Equity compensation plans not approved by security holders(4)	0.002 million(5)		$0	0
Total	2.583 million			5.549 million

(1)	Represents stock options.

(2)	Represents restricted stock units. Assumes that unearned performance-based restricted stock units will vest at target.

(3)

Shares issuable under the Unisys Corporation 2019 Long-Term Incentive and Equity Compensation Plan (the “2019 Plan”). Assumes that outstanding unearned performance-based restricted stock units will vest at the maximum amount.

(4)

Represents the Unisys Corporation Director Stock Unit Plan (the “Stock Unit Plan”). Under the Stock Unit Plan, directors received a portion of their annual retainers and attendance fees in common stock equivalent units. The Stock Unit Plan was terminated in 2004, and stock units are now granted to directors under the 2019 Plan, which was approved by stockholders. No shares (other than shares subject to outstanding awards previously made) are available for future issuance under the Stock Unit Plan.

(5)	Represents stock units granted under the Stock Unit Plan.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Shown below is information with respect to persons or groups that beneficially owned more than 5% of Unisys common stock as of March 9, 2020. This information is derived from Schedules 13G filed by such persons or groups.

Name and Address of Beneficial Owner	Number of Shares Of Common Stock	Percent of Class

AllianceBernstein L.P.	3,241,079(1)	5.2
1345 Avenue of the Americas New York NY 10105

BlackRock, Inc.	8,144,044(2)	13.1
55 East 52nd Street New York, NY 10055

FMR LLC	9,363,248(3)	14.981
245 Summer Street Boston, MA 02210

The Vanguard Group	9,780,034(4)	15.67
100 Vanguard Blvd. Malvern, PA 19355

(1)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 2,550,082 shares.

(2)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 8,038,351shares.

(3)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 363,467shares.

(4)

Sole dispositive power has been reported for 9,690,424 shares, and shared dispositive power has been reported for 89,610 shares. Sole voting power has been reported for 91,020 shares and shared voting power has been reported for 6,583 shares.

Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of March 9, 2020 by all directors, each of the executive officers named on page 43, and all directors and current officers of Unisys as a group.

Beneficial Owner	Number of Shares of Common Stock (1)(2)	Additional Shares of Common Stock Deemed Beneficially Owned (1)(3)	Percent of Class
Peter A. Altabef	583,856	—	*
Jared L. Cohon	73,925	—	*
Nathaniel A. Davis	48,202	—	*
Matthew J. Desch	20,180	—	*
Denise K. Fletcher	106,247	—	*
Philippe Germond	58,313	—	*
Lisa A. Hook	19,274	—	*
Eric Hutto	121,302	12,135	*
Deborah Lee James	42,336	—	*
Paul E. Martin	46,409	—	*
Regina Paolillo	32,497	—	*
Venkatapathi Puvvada	80,796	14,270	*
Jeffrey E. Renzi	119,107	30,750	*
Lee D. Roberts	77,289	—	*
Inder M. Singh	58,198	—	*
Michael M. Thomson	28,143	4,000	*
All directors and current officers as a group	1,681,815	75,425	2.3%

*	Less than 1%

(1)

Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed. Amounts shown for Mr. Singh are as of April 26, 2019, his last day of employment with the Company.

(2)	Includes:

(a)

Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, for current officers as a group, 4,084.568. With respect to such shares, plan participants have authority to direct voting.

(b)	Stock units, as described on page 21, for directors as follows: Ms. Fletcher, 1,314.8. They may not be voted.

(c)

Stock units deferred under the 2005 Deferred Compensation Plan for Directors as follows: Dr. Cohon, 73,925; Mr. Desch, 20,180; Ms. Fletcher, 85,100; Mr. Germond, 33,909; Ms. Hook, 19,274; Ms. James, 42,336; Mr. Martin, 8,404 and Ms. Paolillo, 31,497. Deferred stock units are distributed in shares of common stock upon a change in control of the Company; or upon the earlier of termination of service or on any date at least two years after the stock units are awarded, as previously elected by the director. They may not be voted.

(3)	Shares shown are shares subject to options exercisable within 60 days following March 9, 2020.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section details the objectives and elements of the Unisys executive compensation program, describes the related processes of our Compensation Committee, and discusses the compensation earned by our Named Executive Officers (“NEOs”). For 2019, our NEOs were:

NEO	Role

Peter A. Altabef (1)	Chairman and Chief Executive Officer

Michael Thomson (2)	Senior Vice President and Chief Financial Officer

Eric Hutto (3)	President and Chief Operating Officer

Jeffrey E. Renzi	Senior Vice President and President, Global Sales

Venkatapathi Puvvada (4)	Former Senior Vice President and President, Unisys Federal

Inder M. Singh (2)(5)	Former Senior Vice President and Chief Financial Officer

(1)	Mr. Altabef also served as President from September 2015 through March 2020.

(2)

Inder Singh resigned his position as Senior Vice President and Chief Financial Officer effective April 26, 2019, on which date Michael Thomson was appointed Interim Chief Financial Officer and Controller. Mr. Thomson was appointed Senior Vice President and Chief Financial Officer effective October 1, 2019.

(3)	From September 2015 through March 2020, Mr. Hutto served as Senior Vice President and President, Enterprise Solutions.

(4)	In connection with the closing of the sale of the Company’s U.S. Federal business, Mr. Puvvada’s employment with the Company terminated effective March 13, 2020.

(5)	Inder Singh resigned his position as Senior Vice President and Chief Financial Officer effective April 26, 2019.

Executive Summary

2019 Overview — Where We Are Today

Unisys Corporation is a global information technology (IT) company that builds high-performance, security-centric solutions for clients across the Government, Financial Services and Commercial markets. Unisys offerings include security software and services; digital transformation and workplace services’ applications and services; and innovative software operating environments for high-intensity enterprise computing.

The Company has strategically repositioned itself in the past few years and has improved profit margins, revenue growth, and met or exceeded financial guidance. Our executive compensation program is designed to align executives with shareholders, drive long-term profitable and sustainable growth, as well as leadership stability and successful strategy execution.

Unisys had an exciting year in 2019, as non-GAAP adjusted revenue grew for the second-consecutive year. That growth was at the highest annual rate we have seen since 1998, and Services non-GAAP adjusted revenue grew at the highest rate since 2003. We also achieved or exceeded guidance on all metrics for the fourth-consecutive year, since we re-instituted providing guidance.

We continued our focus on optimizing margin and cash flow while improving revenue. We experienced traction with key elements of our strategy with good performance in our focus industries in 2019, as well as in leveraging security as a differentiator driving success on a standalone basis and distinguishing us from competitors in larger service deals.

Shareholder Outreach

Comprehensive efforts have been made over the last four years to proactively engage our top 25 shareholders to obtain important feedback and discuss how our executive compensation program supports our strategy. Senior executives and directors of the Company, including the Chairman of the Compensation Committee, have participated in these investor meetings. As a result of these efforts, we were strongly encouraged with the level of support received for our say-on-pay vote at the 2019 meeting (95.3%). However, we continue to look to improve our say-on-pay support by addressing shareholder concerns through changes to the executive compensation plans, enhanced disclosure and continued dialogue with shareholders. The following describes some key changes to our executive compensation program over the last few years.

What We Heard	How We Responded

Goal Setting • Some shareholders were concerned about lower incentive goals and above target payouts in light of declining revenue.

2019 Goals Higher than 2018

•   We have consistently structured our compensation plans to be tied to financial metrics we believe are key to company success and investors. In recent years, targets were set in a way that was consistent with the strategy to turnaround the Company.

•   For 2019, metric targets are set higher than the previous year reflecting the focus on growth.

Long-Term Incentives Long- Term Goals

•   Our long-term incentives in previous years were tied to three discrete annual goals. Some shareholders indicated that they prefer to see Unisys move towards setting 3-year pre-set goals.

Multi-year Cumulative Performance Goals

•   In 2018, we changed the measurement periods for LTI to multi-year cumulative goals with one-, two-, and three-year performance goals. We will continue to evaluate the appropriateness of moving to a three-year performance period only. However, in the meantime, it is important for us to balance the need to retain key leaders who are successfully executing on our strategy.

Long-term Incentive Metrics • Some shareholders expressed a preference to include consideration of relative performance in assessments.

Introduced Relative Total Shareholder Return (rTSR)

•   In 2018, we introduced rTSR as measured against the Russell 2000 to improve the alignment between management rewards and shareholder value creation. We believe that assessing a combination of absolute and relative performance provides a more comprehensive assessment of performance.

These changes were designed to reflect shareholder feedback, drive long-term profitable growth, and foster leadership stability.

2019 Compensation Decisions At-A-Glance

Our executive compensation program is tailored to our strategic priorities and our current outlook, while also being designed to motivate and retain our senior management team.

Additional detail on each compensation element is provided in the “2019 Executive Compensation Program in Detail” section.

Compensation Component	2019 Design
Base Salary • No changes to the salaries of Mr. Altabef and Mr. Renzi • Compensation Committee approved salary increases to other NEOs between 2% and 3%	• Changes to base salary consider level of responsibility and complexity of position compared to market and other executives within the Company, individual performance, and other factors.

Short-Term Incentives • No change in target opportunities for any of the NEOs

•  Annual cash incentives under the Executive Variable Compensation (“EVC”) Plan

•  Targeted award amounts set as a percentage of salary for each NEO

•  No award paid if pre-set non-GAAP Operating Profit level gate is not met

•  Weightings and metrics:

•   40% — Non-GAAP Operating Profit: Achievement against a core objective of profitability

•   35% — Revenue: Achievement on growth objectives

•   25% — Adjusted Free Cash Flow: Ability to generate cash

•  No funding on a metric if performance is below threshold; payout capped at 200% of target

•  Goals aligned with Company’s operating plan and to financial guidance

Long-Term Incentives (LTI) • No change to the LTI of Mr. Renzi • Compensation Committee approved increases to other NEOs between 4% and 14% to better align with the market

•  Design is the same as 2018

•  Consists of the below with 2/3 of LTI being performance-based:

•   Profit-Based Cash (“PB Cash”) – 1/3 of target LTI value,

•   TSR-Based RSUs – 1/3 of target LTI value; and

•   Time-Based Restricted Stock Units (“TB-RSUs”)—1/3 of target LTI value

•  PB-Cash and TSR-Based RSUs are tied to multi-year vesting and performance

•   1/3 of total target value based on each of three cumulative performance periods (e.g., 2019, 2019 — 2020, and 2019 — 2021)

•   No payout for performance below threshold; payouts capped at 200%

•   Metrics:

•   TSR-Based RSUs: rTSR

•   PB Cash: Non-GAAP Operating Profit

•   Goals are set at the time of grant

•   For 2/3 of the LTI that is performance-based, vesting or settlement is per achievement of specific performance objectives for relevant performance period with certification of results and corresponding payouts by the Committee

•   For Time-Based RSUs, vesting is ratable over 3-year period based on continued service

Good Governance Practices

The Compensation Committee continually evaluates the Company’s compensation policies and practices to ensure that they are consistent with good governance principles. Below are highlights of our governance practices:

What We Do	What We Don’t Do

✓ Provide the majority of compensation in performance-based pay	x Excise tax gross-ups on a change in control

✓ Maintain stock ownership guidelines for officers and directors	x Excessive severance in a change in control or termination

✓ Cap incentive plan at 2x target; no payouts below threshold	x Excessive perquisites

✓ Maintain a clawback policy	x Hedging transactions or pledging Unisys securities

✓ Set a funding gate, which requires a pre-defined level of profitability prior to any EVC and LTI payout	x Automatic vesting of equity upon a change in control

✓ Have change in control agreements with double-trigger severance provisions	x Liberal share counting

✓ Conduct annual compensation program risk assessment	x Stock option repricing, reloads, or cash buyouts

✓ Adhere to an insider trading policy	x Discounted stock options or SARs

✓ Use an independent compensation consultant engaged by and reporting directly to the Compensation Committee	x Liberal change in control definition

✓ Reflect multi-dimensional performance using earnings, revenue, cash and market performance with a mix of relative and absolute goals

What Guides Our Program

Our Principles-Based Philosophy

The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value. We believe this objective is achieved via:

Alignment with long- term shareholders’ interests	Our NEOs’ interests are more directly aligned with our shareholders’ interests when compensation programs emphasize an appropriate balance of short- and long-term financial performance

Competitiveness

Total compensation should be competitive at the target performance level in order to attract qualified individuals, motivate performance and retain, develop and reward executives with the abilities and skills needed to foster long-term value creation

Motivating Achievement of Financial Goals and Strategic Objectives

An effective way to create value over the long-term is to make a significant portion of overall compensation dependent on the achievement of our short and long-term financial goals and strategic objectives

Rewarding Superior Performance

Although total compensation should be competitive at the target performance level, performance that exceeds target should be appropriately rewarded. We also believe there should be a downside risk of below-target payouts if our financial performance is below target and if we do not achieve our financial goals and strategic objectives

Responding to Change

As our industry evolves and our opportunities for competitive business advantages change over time, we must likewise evolve in order to continue to create value. Our compensation programs must likewise be tailored to our strategic priorities (which may require changing the performance measures in our incentive plans) and our current outlook (which may impact how we calibrate incentive plan payouts to various levels of performance)

Compensation Components Overview

The Unisys executive compensation program is composed of base salary and short-and long-term incentives, each of which is described below.

	Compensation Component	Purpose

FIXED	Base salary Paid in cash	✓ Provide a competitive fixed rate of pay relative to similar positions in the market ✓ Enable the Company to attract and retain critical executive talent

	Short-term incentives Paid annually in cash under the Executive Variable Compensation (EVC) Plan	✓ Focus NEOs on achieving rigorous and challenging short-term performance goals that align with the Company’s annual operating plan and result in long-term value creation
AT RISK	Long-term incentives Paid under the Long-Term Incentive (LTI) plan using a combination of equity and cash

✓ Use a balanced mix of award vehicles, including TSR-based RSUs, Profit-based Cash and Time-based RSUs that focus NEOs on longer-term relative and absolute performance goals that strongly align with and drive shareholder value creation, as well as support the Company’s leadership retention strategy

Compensation Mix

The charts below show the total target compensation mix of our CEO and our other NEOs. These charts illustrate that a majority of NEOs total target compensation is at risk (86% for our CEO and an average of 71% for our other NEOs).

*At-Risk	Compensation is subject to performance and/or stock price fluctuation

Mix of Performance Measures

The performance measures included in the 2019 EVC and LTI plans are summarized below. These measures are aligned with our strategy and tracked regularly, used to manage the business, are commonly used among the companies in our peer group and reflect the investor preferences we heard during our shareholder engagement efforts:

•	Relative total shareholder return (“rTSR”)(1)

•	Non-GAAP Operating Profit(2)

•	Adjusted Revenue(3)

•	Adjusted Free Cash Flow(4)

(1)	Unisys TSR (or TSR CAGR, when applicable) compared to the Russell 2000 index using a 30 trading day closing average to determine beginning and ending stock prices.

(2)

Non-GAAP operating profit excludes pretax post-retirement expense, pretax charges in connection with cost-reduction activities, non-operational legal reserves, loss on debt exchange transactions and other non-operational income/expense. Non-GAAP Operating Profit is subject to adjustment by the Chief Executive Officer and the Compensation Committee of the Board for special items related to discontinued operations, reorganizations, restructurings or significant non-operational items.

(3)

Reflects adjustment to exclude certain revenue. In 2019, the company’s non-GAAP results include adjustments to exclude certain revenue relating to reimbursements from the company’s check-processing JV partners for restructuring expenses included as part of the company’s recent restructuring program.

(4)

Adjusted for pension funding, cash usage related to cost reduction charges, and accounting changes and special charges. Because inclusion of the company’s post-retirement contributions and cost-reduction charges/reimbursements and other payments in free cash flow may distort the visibility of the company’s ability to generate cash flow from its operations without the impact of these non-operational costs, management adjusts for free cash flow before these payments.

How Performance Targets are Established

In setting performance targets for both our short-term and long-term incentive goals, the business planning process and factors considered are depicted below:

The Decision-Making Process

The Role of the Compensation Committee

The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee is appointed by the Board to:

(1)	Oversee and recommend to the Board of Directors compensation changes for the CEO

(2)	Oversee the compensation of the Corporation’s elected executive officers and other executives who report directly to the CEO (collectively, “executive officers”)

(3)	Oversee the compensation-related policies and programs involving the Corporation’s executive management and the level of benefits of officers and key employees

(4)	Review and recommend to the Board compensation of the Corporation’s directors

(5)	Review the senior executive succession plan and the senior executive leadership development process as presented by the CEO and

(6)	Review the Company’s Human Capital/People Strategy as presented by the CHRO.

The Committee oversees the executive compensation program for our NEOs, and works very closely with its independent compensation consultant and senior management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed at our website, www.unisys.com, by clicking “Investor Relations,” and then “Corporate Governance.”

As part of the responsibilities described in its charter, the Compensation Committee sets objective business performance targets and the amounts payable at different levels of performance under each of our incentive plans. Goal setting is part of the Company’s overall business planning process. As part of this process, a range of performance scenarios is developed. Goals are then set at the threshold, target and maximum performance levels — driven by the strategic and operational plans approved by the Board. The Committee also considers the probability of achievement of different levels of performance when setting goals. Over the last six years, total payouts under the EVC plan have averaged 112.6% of target, demonstrating our track record of setting rigorous goals.

The Role of Senior Management

The Compensation Committee also receives reports and recommendations from management throughout the year on multiple compensation and performance related topics. In particular, throughout 2019 the Committee solicited input from Mr. Altabef regarding the compensation of those executives who reported directly to him. In addition, Mr. Altabef provided recommendations, based on the Company’s operating and strategic plans, to the Compensation Committee related to the performance measures used in the Company’s short-term and long-term incentive plans, as well as the recommended threshold, target and maximum performance levels.

The Compensation Committee met from time to time in executive sessions without the presence of Mr. Altabef or any other members of management to consider the CEO’s compensation package and to discuss other matters. The Committee uses data, analysis and advice provided by the independent compensation consultant in reviewing Mr. Altabef’s compensation, which is then recommended to and approved by the independent members of the Board of Directors.

The Role of the Independent Compensation Consultant

The Compensation Committee retains and regularly consults with an independent compensation consultant. Unisys engaged Pearl Meyer and Partners from January 1, 2019 through June 30, 2019. Beginning on July 1, 2019, the Compensation Committee engaged Meridian Compensation Consultants LLC (“Meridian”). To ensure the Committee receives independent and unbiased advice and analysis, the consultant is prohibited from providing any services to Company management. The consultant maintains active engagement with the Committee chair and reports to the Compensation Committee. Under its charter, the Compensation Committee has sole authority to retain and terminate outside compensation consultants, including the authority to approve the consultant’s fees and other retention terms. The Committee annually reviews the independence of the consultant’s work under rules adopted by the SEC and NYSE and has found no conflicts.

The independent compensation consultant performed duties requested by the Committee including:

•	Providing recommendations on the composition of the peer group;

•	Analyzing executive and director compensation in comparison to the market references described below;

•	Updating the Compensation Committee on executive compensation and governance market trends;

•	Advising the Committee on the 2019 EVC and LTI plan designs; and

•	Reviewing disclosures related to executive and director compensation.

The compensation consultant spoke with the chair of the Compensation Committee, as well as with management, in preparing for Committee meetings, regularly attended Committee meetings and met from time to time in executive sessions with the Compensation Committee without the presence of management.

The Role of Market References

The executive compensation program takes into account the compensation practices of companies with which the Company competes or could compete for executive talent (the “peer group”). As part of its process, the Compensation Committee compares the Company’s overall compensation structure (mix of pay) and levels for the NEOs (total annual compensation, as well as each component of their total compensation) to the peer group. The list of peer group companies was developed with input from the Committee’s compensation consultant using a selection process as follows:

1.

Identify the universe of potential publicly-traded peer companies in the broader information technology sector including (but not limited to) companies identified as self-reported peers of current peers, companies that name the Company as a peer, companies considered key product/service offering competitors, and companies identified by major proxy advisory firms as peers.

2.	Target companies that are generally similar to us with regard to revenue, employee population and enterprise value.

3.	Select companies that are generally similar to us in terms of services, technology offerings and end markets served.

The Compensation Committee regularly reviews the composition of the peer group and its selection criteria to ensure that they remain appropriate in light of the evolving competitive landscape including consideration of merger and acquisition activity. In July 2018, the Committee’s compensation consultant recommended, and the Committee approved the following peer group of companies for setting 2019 executive compensation:

Booz Allen Hamilton Holding Corporation	ICF International, Inc.
CACI International Inc.	Leidos Holdings, Inc.
CGI Group Inc.	ManTech International Corporation
Convergys Corporation	MAXIMUS, Inc.
DST Systems, Inc.	NCR Corporation
EPAM Solutions, Inc.	Science Applications International Corporation
Fiserv Inc.	ServiceNow, Inc.
Teradata Corporation

The Compensation Committee believes that the peer group companies in aggregate provide a reasonably similar reference group in terms of size, complexity and business mix as compared to that of the Company.

When determining 2019 compensation for other executive officers, the Committee also considered information compiled by its independent compensation consultant from the 2018

Willis Towers Watson CDB High Tech Survey and the 2018 Radford Global Technology Survey. These surveys show compensation levels across a broad spectrum of technology companies and were used to inform the Compensation Committee regarding market executive compensation levels.

2019 Executive Compensation Program in Detail

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions for NEOs other than the CEO, the Compensation Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Committee also takes into account factors such as relevant market data, overall Company performance, individual performance and contributions, and internal equity within the Company. For 2019, the Compensation Committee determined the appropriate annual base salary rate for each NEO as follows:

NEO	2018 Base Salary	2019 Base Salary
Peter A. Altabef	$991,000	$991,000
Michael Thomson (1)	$385,000	$500,000
Eric Hutto	$630,000	$640,000
Jeffrey E. Renzi	$475,000	$475,000
Venkatapathi Puvvada	$535,000	$545,000

(1)

Mr. Thomson’s approved base salary for 2019 was $395,000. Upon his appointment as Interim CFO and Controller in April 2019, his base salary increased to $450,000 effective May 1, 2019. Following his appointment as Senior Vice President and CFO, his base salary was increased to $500,000 effective October 1, 2019.

Increases to NEOs who received a base salary increase averaged 2%. Increases to Mr. Hutto and Mr. Puvvada in 2019 reflect increased levels of responsibility and complexity in their positions.

Short-term Incentive Compensation

The NEOs are eligible to receive an annual cash incentive payment through the EVC plan, which is designed to hold executives accountable for the attainment of short-term performance goals that align with the Company’s annual operating plan and result in long-term value creation. The Compensation Committee has the discretion to determine the criteria applicable to incentive payments and the amounts of such payouts. For 2019, the actual awards paid to the NEOs under the EVC plan depended upon (a) the NEO’s target bonus opportunity; and (b) the degree to which Company performance goals were met.

For 2019, target award opportunities for the NEOs, which are stated as a percentage of base salary, were as follows:

NEO	2019 Target Award Opportunity (as a % of base salary)
Peter A. Altabef	140%
Mike Thomson (1)	95%
Eric Hutto	95%
Jeffrey E. Renzi	95%
Venkatapathi Puvvada	95%

(1)

Mr. Thomson’s approved Target Award Opportunity at the beginning of 2019 was 70%. Upon his appointment as Interim CFO and Controller in April 2019, his Target Award Opportunity increased to 85%. Following his appointment as Senior Vice President and CFO, his Target Award Opportunity was increased to 95% effective October 1, 2019.

The Compensation Committee reviews the performance measures under the EVC plan on an annual basis to ensure they support our operating plan and keep our NEOs focused on attaining rigorous short-term goals. For 2019, the performance measures and their respective weights were as follows:

Measure	Weight

Non-GAAP Operating Profit (also acts as a funding gate)	40%

Non-GAAP Adjusted Revenue	35%

Adjusted Free Cash Flow	25%

In order to promote profitable growth, a “funding gate” based on a pre-defined level of performance on non-GAAP operating profit must be met before paying any portion of the award on any metric. The Compensation Committee set threshold, target, and maximum performance levels for each measure as shown below:

Performance Level*	Payout Percent (as a % of Target)

Below Threshold	No payout

Threshold	50%

Target	100%

Maximum	200%

* Performance levels between threshold and target and target and maximum are interpolated on a straight-line basis.

In order to receive any award in 2019, the threshold level of $124 million for non-GAAP operating profit must have been attained. The table below summarizes the threshold, target and maximum performance levels and actual results for each performance measure for 2019. Performance for all metrics was above target for 2019.

Metric	Threshold ($M)	Target ($M)	Maximum ($M)	Earnings Release Results ($M)	% Funding	Weighted Payout
Non-GAAP Operating Profit	$124	$247	$309	$263	125%	50.17%
Non-GAAP Adjusted Revenue	$2,677	$2,818	$2,959	$2,931	180%	63.12%
Adjusted Free Cash Flow	$50	$100	$125	$127	200%	50.00%
					Total	163.29%

After thoughtful review of the metrics and funding, the Committee exercised discretion and approved a weighted payout of 137.4%. In light of the broader market, the Committee’s assessment of performance and the circumstances facing the company, management and the Committee agreed that the adjustment was appropriate. The discretionary reduction in bonus from the Formulaic-Driven calculation resulted in a reduction in bonus payments for NEOs totaling $1,009,749.

The following table shows the target amounts, the formulaic amounts, and the actual awards paid to the NEOs under the EVC plan.

NEO	Total Target Amount	Formulaic-driven Amount	Total Amount Paid
Peter A. Altabef	$1,387,400	$2,265,485	$1,906,288
Michael Thomson (1)	$475,000	$775,628	$652,650
Eric Hutto	$608,000	$992,803	$835,392
Jeffrey Renzi	$451,250	$736,846	$620,018
Venkatapathi Puvvada	$517,750	$845,434	$711,389

(1)

Mr. Thomson’s approved Target Award Opportunity for 2019 was 70% ($276,500). Upon his appointment as Interim CFO and Controller in April 2019, his Target Award Opportunity increased to 85% ($382,500). Following his appointment as Senior Vice President and CFO, his Target Award Opportunity was increased to 95% effective October 1, 2019 ($475,000).

Long-Term Incentive Compensation

The Long-Term Incentive (“LTI”) plan is designed to provide executives with a continuing stake in the long-term success of the Company and to align their interests with those of shareholders. The LTI plan provides for cash and equity-based awards. Awards granted under the LTI plan represent the largest component of total executive compensation opportunity.

For 2019, the Compensation Committee used a combination of long-term incentive vehicles, including TSR Based-RSUs, Profit-Based Cash and Time-Based RSUs. These vehicles focus NEOs on driving long-term profitable growth and shareholder value creation, as well as fostering leadership stability.

Element of LTI	Weight (by Value)	Overview of Design

TSR-Based RSUs	1/3

•  Grant is tied to the achievement of rTSR as follows:

-1/3 of target TSR-Based RSU g One-year performance (2019)

-1/3 of target TSR-Based RSU g Two-year performance (2019-2020)

-1/3 of target TSR-Based RSU g Three-year performance (2019-2021)

•  rTSR is Unisys shareholder return (defined as share price appreciation plus cumulative cash dividend payments) measured against the Russell 2000 index using a 30-trading day closing average to determine beginning and ending stock price

•  The performance parameters established by the Compensation Committee are equal to 100% plus or minus two times the difference between the Company’s TSR (or TSR CAGR, when relevant) and the Russell 2000 index TSR

•  Vesting and payout of each of the above tranches occurs on the 1st, 2nd, and 3rd anniversary of the grant, respectively (or the date the Committee has certified the achievement of performance goals, if later)

•  Actual award payouts can range between 0% and 200% of target

-  No payout where Unisys TSR (or TSR CAGR) for a performance period is -50% or worse

-  Payout capped at 100% of target if Unisys TSR (or TSR CAGR) is negative during the performance period

-  No payout greater than 200% of target

Profit-Based Cash	1/3

•  Grant is tied to the achievement of non-GAAP operating profit as follows:

-  1/3 of Profit-Based Cash g One-year performance (2019)

-  1/3 of Profit-Based Cash g Two-year performance (2019-2020)

-  1/3 of Profit-Based Cash g Three-year performance (2019-2021)

•  Vesting and payout of each of the above tranches occurs on the 1st, 2nd, and 3rd anniversary of the grant, respectively (or the date the Committee has certified the achievement of performance goals, if later)

•  Actual payouts can range between 0% and 200% of target

Time-Based RSUs	1/3	• Vest 1/3 per year on the anniversary of the grant

Both performance-based elements of the LTI plan — TSR Based RSUs and Profit-Based Cash — feature concurrent one-year, two-year cumulative and three-year cumulative performance periods. The actual number of TSR-Based RSUs and amount of Performance-Based Cash vested and settled depend on the achievement of their respective performance goals. TSR-Based RSU awards are settled in stock and Performance-Based Cash awards are paid in cash upon vesting and certification of performance results by the Committee. The performance result used to determine the actual award earned is calculated at the end of each performance period.

2019 Design
Vesting year g	2019	2020	2021	2022
1st Tranche (1/3 of opportunity)	2019 Target Awards Granted to NEOs	Actual awards vested in 2020 (for 2019 Non-GAAP Operating Profit & rTSR Performance)
2nd Tranche (1/3 of opportunity)		Actual awards vested in 2021 (for 2019-2020 Non-GAAP Operating Profit & rTSR Performance)
3rd Tranche (1/3 of opportunity)		Actual awards vested in 2022 (for 2019-2021 Non-GAAP Operating Profit & rTSR Performance)

2019 Target LTI Plan Award Grants

The table below shows the long-term incentive award values granted in fiscal 2019 for each of the NEOs:

NEO	TSR-Based RSUs*	PB-Cash	TB-RSUs*	Total Value

Peter A. Altabef	$1,610,000	$1,610,000	$1,610,000	$4,830,000

Michael Thomson (1)	$119,950	$120,100	$119,950	$360,000

Eric Hutto	$366,650	$366,700	$366,650	$1,100,000

Jeffrey Renzi	$233,300	$233,400	$233,300	$700,000

Venkatapathi Puvvada	$266,650	$266,700	$266,650	$800,000

*

Award amounts for TSR-Based RSUs and Time-Based RSUs were determined based on the closing price of our common stock on the date of grant on February 15, 2019 except for Mr. Thomson’s awards as described below.

(1)

In February, 2019, Michael Thomson received award amounts of TSR-Based RSUs ($86,650), Performance-Based Cash ($86,700), and Time-Based RSUs ($86,650) using the closing price of our common stock on the date of grant on February 15, 2019. In May, 2019, Mr. Thomson received additional awards upon his appointment as Interim CFO and Controller. These awards consisted of TSR-Based RSUs ($33,300), Performance-Based Cash ($33,400), and Time-Based RSUs ($33,300) calculated using the closing market value of our common stock on the date of grant on May 1, 2019.

More information about the long-term incentive awards granted to each NEO in 2019 are set forth in “Grants of Plan-Based Awards”.

2019, 2018, and 2017 LTI Results

The actual amounts of RSUs and Profit-Based cash that vested for each tranche of LTI grants from 2017, 2018, and 2019 are shown in the table below. Vesting amounts for Profit-Based Cash are determined based on actual profit versus pre-established threshold, target and maximum goals, while vesting amounts for TSR-RSUs are based on comparing Unisys TSR during the relevant period versus the Russell 2000 index.

* 2019 TSR-Based RSUs: One-year Unisys TSR was -9.7% as compared to the Russell 2000 index TSR of 15.6%. As a result, the NEOs earned 49.4% of the first tranche of the 2019 TSR-Based RSU grant.

	2019 TSR Calculation
30-Day Average	UIS 30-Day Average	Russell 2000 30-Day Average
Starting	$12.64	$7,142.94
Ending	$11.41	$8,257.42
TSR	-9.7%	15.6%

* 2018 TSR-Based RSUs: For the 2018 grant, two-year Unisys TSR was 20.3% as compared to the Russell 2000 index TSR of 4.9%. As a result, the NEOs earned 130.7% of the second tranche of the 2018 TSR-Based RSU grant.

	2018-2019 TSR Calculation
30-Day Average	UIS 30-Day Average	Russell 2000 30-Day Average
Starting	$7.89	$7,500.74
Ending	$11.41	$8,257.42
TSR	20.3%	4.9%

Long-Term Incentive Granting Practices

Most awards are granted at the time of the annual grant in the first quarter of the year, although awards may be granted as part of the hiring process or in connection with a change in responsibility. Annual grants are approved at a specified, regularly scheduled meeting of the Compensation Committee. The Compensation Committee approves the type and number of awards to be granted and the performance criteria for awards. For all grants, the grant date is no earlier than the date of the meeting. The dates of regularly scheduled Board and Committee meetings are generally determined many months in advance as part of the normal Board scheduling process.

LTI awards granted during the year have a grant date no earlier than the date of approval. Grants that require the approval of the Compensation Committee are typically reviewed and approved at a regularly scheduled Compensation Committee meeting or by written consent in advance of the individual’s employment commencement or promotion date. For these awards, the grant date is the date of the meeting if the individual receiving the grant has already commenced employment. If the individual has not yet commenced employment, the date of grant is the business day following the individual’s first day of employment.

The Compensation Committee has delegated to the CEO the authority to grant a limited number of RSU awards as part of the annual grant process and during the year to eligible individuals (other than the CEO, his direct reports and employees subject to Section 16 of the Securities Exchange Act of 1934). In the case of awards made outside of the annual grant process, the Committee’s delegation of authority specifies that for these RSUs the grant date will be either (a) the first business day of the month following the date of the CEO’s approval, if the individual has commenced employment at the Company, or (b) if the individual has not yet commenced employment, the first business day of the month following the individual’s date of hire. Grants made as part of the annual grant process are made at the same time as the Committee approves grants to the NEOs.

Other Executive Compensation Practices and Policies

All elected officers, including NEOs, are expected to own Unisys stock or stock units (including the “in the money” portion of vested stock options, unvested Time-Based RSUs and earned TSR-Based RSUs that have not yet vested) having a value equal to or greater than a multiple of their annual base salary, as follows in table below.

Unvested stock options, vested “under water” stock options and RSUs that have not yet met the performance criteria do not count toward fulfillment of the ownership guidelines. Elected officers are expected to meet the ownership guidelines within five years of election. The Compensation Committee reviews the adequacy of and compliance with the guidelines on an annual basis. The number of shares owned by each of the NEOs is set forth in the stock ownership table.

Role	Ownership Requirement

CEO	3.0x base salary

Other named executive officers	1.5x base salary

The CEO and other NEOs currently comply with their ownership requirements.

Clawback Policy

The Company maintains a clawback policy, which applies to all the NEOs and other executive officers of the Company. Under the clawback policy, the Company will seek to recover incentive-based compensation (including cash and equity) if the Company’s financial statements are required to be restated as a result of the Company’s material non-compliance with the financial reporting requirements under U.S. securities laws and if the executive officer engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for the restatement.

Insider Trading, Anti-Hedging, and Anti-Pledging Policy

The Company maintains an Insider Trading Policy, which applies to all the employees, officers and directors of the Company and its subsidiaries. The policy prohibits trading in securities of the Company while aware of material non-public information. Individuals whose roles are likely to provide them with access to material non-public information, including the NEOs and members of the Board of Directors, are subject to further restrictions, which among other things, limits them to trading during quarterly trading windows with pre-clearance and prohibits derivatives trading, short sales, margin transactions and pledges relating to Unisys securities at any time.

Risk Assessment and Mitigation of Compensation Policies and Practices

The Compensation Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent compensation consultant, Meridian. In addition, the Compensation Committee asked Meridian to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Compensation Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business.

Other Bonuses

The Company has a strong bias towards incentives based on pre-established goals and limits use of discretionary bonuses. In limited cases, the Company has provided modest sign-on bonuses to executives in order to recognize value forgone at a prior employer or to attract a new executive to join the Company. Sign-on bonuses are often paid in installments to mitigate risk if the executive leaves the Company. Generally, executives are required to payback any sign-on bonuses if they leave prior to completing one year of service. There were no such other bonuses for NEOs in 2019.

Other Benefits

Elected officers participate in the retirement programs discussed below under “Defined Contribution Plans” and “Non-Qualified Deferred Compensation”. In addition, subject to underwriting approvals and applicable corporate governance requirements, officers elected prior to February 2015 are eligible for supplemental death benefits under the Unisys Corporation Executive Death Benefit Only Program, which provides a death benefit equal to four times an elected officer’s base salary plus target bonus during active employment and a death benefit equal to two and one-half times an elected officer’s base salary immediately prior to retirement for retired elected officers who remain eligible for the benefit. The Company increases the benefit payable to the elected officer’s beneficiary to cover any income and employment taxes due. This benefit was eliminated and is no longer available to newly elected officers. Of the current NEOs, only Mr. Altabef and Mr. Renzi participate in this program.

The Committee also approved an administrative change to the awards granted under the 2019 Long-Term Incentive Plan and prior Plans to eliminate the forfeiture of LTI awards upon death or disability. All outstanding but unvested awards as of the date of approval, January 17, 2020, as well as any prospective and unvested awards granted thereafter, are eligible for an accelerated vesting at target based on the date of death or disability. Current participants in the Unisys Corporation Executive Death Benefit Only Program are not eligible for this treatment as it relates to such participant’s death.

Perquisites available to executive officers are limited to financial counseling/tax preparation services and an annual physical examination. These benefits are designed to promote executive wellness and financial security. See the Summary Compensation Table for additional detail.

In order to attract and retain key executives, the Company has entered into severance and change in control agreements with the NEOs. The severance agreements were put in place in December 2014 and are intended to support management continuity and retention and align with market practice. The change in control agreements are intended to provide retention and management continuity in the event of an actual or threatened change in control. More detail is provided under “Termination Arrangements”.

Deductibility of Executive Compensation

The Compensation Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the NEOs. However, under the Tax Cuts and Jobs Act of 2017, the exemption for qualifying performance-based compensation was repealed for tax years beginning after December 31, 2017. As a result, compensation paid to our executive officers (on or after January 1, 2018) in excess of $1 million may not be deductible unless it qualifies for certain transition relief. While the Company will monitor guidance and developments in this area, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Compensation Committee may pay or provide, and has paid or provided, compensation that is not tax deductible or is otherwise limited as to tax deductibility.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Jared L. Cohon

Matthew J. Desch

Deborah Lee James

Lee D. Roberts (Chair)

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

Summary Compensation Table

The following table sets forth information concerning the compensation of the NEOs for services rendered in all capacities to Unisys.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)(2) ($)	Option Awards (1) ($)	Non- Equity Incentive Plan Compen- sation (3) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (4) ($)	All Other Compen- sation (5) ($)	Total ($)

Peter A. Altabef (6)	2019	991,000	—	3,220,000	—	3,510,893	—	21,320	7,743,213
Chairman and Chief Executive Officer	2018	991,000	—	3,066,083	—	2,972,581	—	12,868	7,042,532
	2017	991,000	—	3,066,722	—	3,000,905	—	22,088	7,080,715

Michael Thomson (7)(8)	2019	443,230	—	239,900	—	719,987	—	8,400	1,411,517
Senior Vice President and Chief Financial Officer

Eric Hutto (9)	2019	640,000	—	733,300	—	1,144,004	—	8,569	2,525,873
President and Chief Operating Officer	2018	630,000	—	666,045	—	898,893	—	8,342	2,203,279
	2017	575,000	—	600,040	—	974,388	—	8,214	2,157,642

Jeffrey E. Renzi	2019	475,000	—	466,600	—	882,998	—	17,446	1,842,044
Senior Vice President and President, Global Sales	2018 2017	475,000 475,000	— —	466,068 467,020	— —	707,913 806,691	— —	13,250 16,160	1,662,230 1,764,871

Venkatapathi Puvvada	2019	545,000	—	533,300	—	915,128	29,767	8,400	2,031,595
Former Senior Vice President and President, Unisys Federal	2018	535,000	—	466,068	—	705,102	—	9,939	1,716,108

Inder M. Singh (10)	2019	209,192	—	733,300	—	268,514	—	27,418	1,238,424
Former Chief Financial Officer	2018	630,000	—	666,045	—	890,747	—	8,250	2,195,042
	2017	575,000	40,000	600,040	—	966,247	—	14,350	2,195,637

(1)

Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2019 financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2019. For more details on grants in 2019, see “Grants of Plan-Based Awards” below.

(2)

Amounts shown for 2019 represent the aggregate grant date fair value of the TSR-Based RSUs, assuming that target performance levels are met, and the Time-Based RSUs granted to each NEO in 2019. Assuming that maximum performance levels are achieved, the value of the awards at date of grant would be as follows: Mr. Altabef — $4,830,000; Mr. Thomson — $360,000; Mr. Hutto — $1,100,000; Mr. Renzi — $700,000; Mr. Puvvada — $800,000; Mr. Singh — $1,100,000.

(3)	Amounts include short-term incentives paid under the 2019 EVC Plan and 2019 payouts of Target Long-Term Profit-Based Cash incentives under the 2010 and 2016 Long-Term Incentive Plans.

(4)

Mr. Puvvada is the only NEO who participates in these plans. In 2019 there was an increase in pension value of $29,767 and in 2018 there was a decrease in pension value of $6,046. Effective December 31, 2006, the Company’s U.S. defined benefit pension plans were frozen, and benefits thereunder ceased to accrue.

(5)

For 2019, amounts consist of the following: Mr. Altabef — 401k matching contributions of $8,500 and perquisites of $12,820, which includes financial planning, spousal travel and physical; Mr. Thomson – 401k matching contribution of $8,400; Mr. Hutto — 401k matching contributions of $8,400 and perquisites of $168.66 for spousal travel; Mr. Renzi — 401k matching contributions of $8,400 and perquisites of $9,046, which includes physical and financial planning; Mr. Puvvada — 401k matching contributions of $8,400; and Mr. Singh — 401k matching contributions of $8,400 and a vacation payout of $19,018.46.

(6)	Mr. Altabef also served as President from September 2015 through March 2020.

(7)

In February, 2019, Michael Thomson received award amounts of TSR-Based RSUs ($86,650), Performance-Based Cash ($86,700), and Time-Based RSUs ($86,650) using the closing price of our common stock on the date of grant on February 15, 2019. In May, 2019, Mr. Thomson received additional awards upon his appointment as interim CFO and Controller. These awards consisted of TSR-Based RSUs ($33,300), Performance-Based Cash ($33,400), and Time-Based RSUs ($33,300) calculated using the closing market value of our common stock on the date of grant on May 1, 2019.

(8)

In conjunction with his appointment as Interim CFO and Controller, Mr. Thomson’s Base Salary increased from $395,000 to $450,000 in May 2019, and from $450,000 to $500,000 in October 2019 upon his appointment as Senior Vice President and CFO.

(9)	From September 2015 through March 2020, Mr. Hutto served as Senior Vice President and President, Enterprise Solutions.

(10)

At the time of his departure, Mr. Singh had been approved to receive an annual base salary of $640,000, a target bonus of 95%, and a target long-term incentive award granted in 2019 of $1,100,000. All unvested compensation, including all 2019 incentives, were forfeited upon his resignation and he was not entitled to receive any severance as a result thereof.

Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards during 2019 to the NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter A. Altabef	EVC Plan		693,700	1,387,400	2,774,800
	Long-Term Incentive	02/15/2019	805,000	1,610,000	3,220,000	58,334	116,667	233,334	116,667			3,220,009
Michael Thomson	EVC Plan (1)		237,500	475,000	950,000
	Long-Term Incentive	02/15/2019	60,050	120,100	240,200	4,629	9,258	18,516	9,258			239,911
Eric Hutto	EVC Plan		304,000	608,000	1,216,000
	Long-Term Incentive	02/15/2019	183,350	366,700	733,400	13,285	26,569	53,138	26,569			733,304
Jeffrey E. Renzi	EVC Plan		225,625	451,250	902,500
	Long-Term Incentive	02/15/2019	116,700	233,400	466,800	8,453	16,906	33,812	16,906			466,606
Venkatapathi Puvvada	EVC Plan		258,875	517,750	1,035,500
	Long-Term Incentive	02/15/2019	133,350	266,700	533,400	9,662	19,323	38,646	19,323			533,315
Inder M. Singh (2)	EVC Plan		304,000	608,000	1,216,000
	Long-Term Incentive	02/15/2019	183,350	366,700	733,400	13,285	26,569	53,138	26,569			733,304

(1)

Mr. Thomson’s approved EVC Target Award opportunity at the beginning of 2019 was 70% ($276,500). Upon his appointment as Interim CFO and Controller in April 2019, his Target Award opportunity increased to 85% ($382,500). Following his appointment as Senior Vice President and CFO his Target Award opportunity was increased to 95% effective October 1, 2019 ($475,000).

(2)	Mr. Singh forfeited all awards and incentive opportunities under the EVC Plan and Long-Term Incentive Grants made in 2019 upon his resignation as Senior Vice President and CFO.

Awards shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” are annual bonuses in the form of cash incentive compensation through the EVC Plan. As discussed more fully in “Compensation Discussion and Analysis” above, the amount of incentive compensation paid to the NEOs under the EVC Plan generally depends upon (a) the officer’s target annual bonus amount and (b) the degree to which the Company’s performance goals were met.

Long-term profit-based awards include Profit-Based Cash awards shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and equity awards shown under “Estimated Future Payouts Under Equity Incentive Plan Awards”. These awards are granted under the 2016 Plan. These awards are discussed more fully in “Compensation Discussion and Analysis” above. Long-term Profit-Based Cash awards are earned one-third annually over a three-year period to the extent the Company achieves a performance goal relating to 2019, 2019-20 and 2019-21 non-GAAP operating profit. TSR-Based RSUs are earned one-third annually over a three-year period based on relative total shareholder return in 2019, 2019-20 and 2019-21. Such earned awards vest on the first, second and third anniversary of grant, respectively, if the NEO is then employed by the Company. Based on the Company’s 2019 non-GAAP operating profit as reported in the Company’s earnings release results, 125.4% of the target cash value that was tied to 2019 performance was earned. Based on the Company’s 2019 relative total shareholder return, 49.4% of the target shares that was tied to 2019 performance was earned. TSR-Based RSUs and Long-Term Profit-Based Cash awards made at the time of the 2019 annual grant vested on February 15, 2020.

Awards shown under “All Other Stock Awards” are Time-Based RSUs granted under the 2016 Plan. These RSUs will vest one-third per year beginning on the first anniversary of the date of grant if the individual is then employed by the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table shows equity awards to the NEOs that were outstanding as of December 31, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Peter A. Altabef	140,000			28.19	01/05/2020	252,627	2,996,156	252,627	2,996,156
Michael Thomson	4,000			13.345	12/02/2022	16,231	192,500	16,231	192,500
Eric Hutto	5,000			21.77	05/01/2022	55,428	657,376	55,428	657,376
	7,135			13.00	09/02/2022
Jeffrey E. Renzi	30,750			22.60	02/05/2022	37,584	445,746	37,584	445,746
Venkatapathi Puvvada	14,270			22.60	02/05/2022	38,819	460,393	38,819	460,393

(1)	Awards shown are Time-Based RSUs. These awards are scheduled to vest as follows if the individual is then employed by the Company:

Name	Vesting Date	Number of Shares(1)
Peter A. Altabef	02/09/2020	36,250
	02/12/2020	49,855
	02/15/2020	38,889
	02/12/2021	49,855
	02/15/2021	38,889
	02/15/2022	38,889

Michael Thomson	02/09/2020	1,573
	02/12/2020	2,700
	02/15/2020	2,093
	05/01/2020	993
	02/12/2021	2,700
	02/15/2021	2,093
	05/01/2021	993
	02/15/2022	2,093
	050/1/2022	993

Eric Hutto	02/09/2020	5,911
	02/12/2020	10,830
	02/15/2020	8,856
	07/03/2020	1,288
	02/12/2021	10,830
	02/15/2021	8,856
	02/15/2022	8,857

Jeffrey E. Renzi	02/09/2020	5,521
	02/12/2020	7,578
	02/15/2020	5,635
	02/12/2021	7,579
	02/15/2021	5,635
	02/15/2022	5,636

Venkatapathi Puvvada	02/09/2020	4,339
	02/12/2020	7,578
	02/15/2020	6,441
	02/12/2021	7,579
	02/15/2021	6,441
	02/15/2022	6,441

(2)	Market value reflects the $11.86 closing price of Unisys common stock on December 31, 2019.

(3)	Awards shown are TSR-Based RSUs for which the number of shares earned had not yet been determined as of December 31, 2019. If earned, these awards are scheduled to vest:

Name	Vesting Date	Number of Shares(3)
Peter A. Altabef	02/09/2020	36,250
	02/12/2020	49,855
	02/15/2020	38,889
	02/12/2021	49,855
	02/15/2021	38,889
	02/15/2022	38,889
Michael Thomson	02/09/2020	1,573
	02/12/2020	2,700
	02/15/2020	2,093
	05/01/2020	993
	02/12/2021	2,700
	02/15/2021	2,093
	05/01/2021	993
	02/15/2022	2,093
	05/01/2022	993
Eric Hutto	02/09/2020	5,911
	02/12/2020	10,830
	02/15/2020	8,856
	07/03/2020	1,288
	02/12/2021	10,830
	02/15/2021	8,856
	02/15/2022	8,857
Jeffrey E. Renzi	02/09/2020	5,521
	02/12/2020	7,578
	02/15/2020	5,635
	02/12/2021	7,579
	02/15/2021	5,635
	02/15/2022	5,636
Venkatapathi Puvvada	02/09/2020	4,339
	02/12/2020	7,578
	02/15/2020	6,441
	02/12/2021	7,579
	02/15/2021	6,441
	02/15/2022	6,441

Option Exercises and Stock Vested

The following table provides information on stock option exercises and the vesting of stock awards during 2019 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter A. Altabef	—	—	315,950	4,123,960
Michael Thomson	—	—	13,319	172,626
Eric Hutto	—	—	61,284	787,659
Jeffrey E. Renzi	—	—	52,027	680,113
Venkatapathi Puvvada	—	—	40,922	531,560
Inder M. Singh	—	—	53,258	676,491

Pension Benefits

Certain of the Company’s officers participate in the following two pension plans sponsored by Unisys in the United States. Effective December 31, 2006, each of these plans were frozen and benefits thereunder ceased to accrue. No new participants are now allowed.

•	Unisys Pension Plan (the “Pension Plan”) — a qualified defined benefit pension plan available to all U.S. employees who met eligibility requirements by December 31, 2006.

•

Unisys Corporation Supplemental Executive Retirement Income Plan (the “Supplemental Plan”) — a non-qualified excess defined benefit plan available to all U.S. employees who met eligibility requirements by December 31, 2006 and whose qualified plan benefits are limited by the Internal Revenue Code or limited because they have deferred compensation under non-qualified plans. The plan is designed to make up for the benefit shortfall created by the Internal Revenue Code limits and the non-qualified deferrals of compensation.

The table below presents pension plan information as of December 31, 2019 for Mr. Puvvada. Mr. Altabef, Mr. Thomson, Mr. Hutto, Mr. Renzi and Mr. Singh are not participants in either of the pension plans because they were not employed by the Company prior to when the plans were frozen.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Venkatapathi Puvvada	Pension Plan	14.25	230,517	—
	Supplemental Plan	14.25	11,841	—

The present value of the accumulated benefit has been determined assuming benefits commence as of the earliest date at which Mr. Puvvada is entitled to unreduced benefits which is age 62. The calculations use the same actuarial assumptions used for financial disclosure requirements for the pension plans, except that the calculations assume that

Mr. Puvvada has terminated employment and therefore do not apply any decrements in respect of termination, mortality before age 62, disability and the like. Assumptions as to life expectancy post age 62 are based on the Pri-2012 non-disabled annuitant table. The discount rate used is 3.53% per annum. Post-retirement mortality assumptions are based on the Pri-2012 non-disabled annuitant table and applying Scale MP-2017 projected generationally and adjusted to grade down to an ultimate 0.75% improvement by 2023. Post-2004 non-qualified benefits for terminated executives have been valued assuming benefit commencement at the later of age 55 or termination of employment with a 6-month delay reflected for key employees and the form of payment required under plan provisions.

The following summarizes the benefits under the specific plans:

Unisys Pension Plan

On or before December 31, 2006, all employees of Unisys were eligible to participate in the Pension Plan on the January 1 or July 1 following attainment of both age 21 and one year of service with Unisys.

The Pension Plan provides benefits under two benefit formulas:

1. For service beginning on or after January 1, 2003, benefits accrue each year under a cash balance formula under which a participant’s bookkeeping account is credited with an amount equal to 4% of plan compensation. In addition, the account balance is credited with interest on a monthly basis using the annual interest rates on 5-Year Constant Maturity Treasury Notes, plus 0.25%. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested cash balance benefit is available for payment following termination of employment, and the normal form of payment is a life annuity for single participants (the participant receives the periodic amount during his or her lifetime, with no survivor benefit payable after his or her death), or an actuarially reduced 50% contingent annuity for married participants (the participant receives a reduced periodic benefit during his or her lifetime to reflect the survivor payments, and the participant’s surviving beneficiary receives 50% of the periodic amount the participant received). Other annuity forms are also available on an actuarially equivalent basis. The benefit is also available in the form of a lump sum distribution. Mr. Puvvada is eligible for the cash balance benefit.

2. For employees hired prior to January 1, 2003, benefits are also based on a career pay formula. Each year, the annual accrued benefit payable to a participant at normal retirement date (age 65) is increased by 1% of plan compensation, plus 0.35% of plan compensation in excess of one-half of the average Social Security taxable wage base for the five preceding years. Participants ultimately are eligible for the larger of: (a) the career pay formula through the date of termination of employment; or (b) the career pay formula accrued through December 31, 2002 plus the cash balance benefit described above. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested benefit is available for payment following termination of employment and attainment of early retirement eligibility (age 55). The benefit is reduced by 0.5% for each month that the benefit commences prior to age 65. Should the employee terminate employment after attainment of both age 55 and 20 years of service with Unisys, the benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The normal form of payment of the vested career pay benefit is a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. Other annuity forms are also available on an actuarially equivalent basis. Mr. Puvvada is eligible for the career pay benefit.

For both formulas, plan compensation is salary, commissions, overtime pay, paid bonus and paid accrued and unused vacation. Compensation includes amounts deferred on a before-tax basis under the Unisys Savings Plan. Excluded from compensation are severance payments, supplements, compensation deferred under a non-qualified plan and other forms of extraordinary compensation. Plan compensation is limited by Section 401(a)(17) of the Internal Revenue Code.

Although benefits ceased to accrue under the Pension Plan effective December 31, 2006, the cash balance bookkeeping accounts continue to grow with interest credits until paid.

Unisys Corporation Supplemental Executive Retirement Income Plan

On or before December 31, 2006, all employees of Unisys were eligible to participate in the Supplemental Plan on the January 1 or July 1 following attainment of both age 21 and one year of service with Unisys.

The Supplemental Plan provides benefits under the same provisions as the Pension Plan except as follows:

•	Plan compensation includes compensation deferred under non-qualified plans and is not limited by Internal Revenue Code Section 401(a)(17).

•	The benefit payable under the Pension Plan is applied as an offset to the benefits available under the Supplemental Plan.

•

Benefits accrued and vested prior to January 1, 2005 are payable at the same time and in the same form as the Pension Plan benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A of the Internal Revenue Code (“Section 409A”)) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the Supplemental Plan.

Although benefits ceased to accrue under the Supplemental Plan effective December 31, 2006, the cash balance bookkeeping accounts continue to grow with interest credits until paid.

Defined Contribution Plans

The NEOs based in the U.S. are eligible to participate in the Unisys Savings Plan, which is a tax-qualified defined contribution plan with a matching contributions feature. In 2019, the Company made matching contributions under the plan of 50% of each 1% of eligible pay contributed by a participant on a before-tax basis, up to the first 6% of eligible pay contributed.

Non-Qualified Deferred Compensation

The table below shows unaudited information with respect to compensation of the NEOs that has been deferred under a plan that is not tax-qualified. Under the Company’s non-qualified deferred compensation plans, eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus, as well as any vested share unit award under one of the Company’s long-term incentive plans. Amounts deferred are recorded in a memorandum account for each participant and are credited or debited with earnings or losses as if such amounts had been invested in one or more of the professionally managed investment options available under the Unisys Savings Plan, as selected by the participant. Participants may change their investment options at any time. Account balances will be paid either in a single lump sum or in annual installments, as elected by the participant. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets. However, the Company has established a grantor trust relating to its pre-2005 non-qualified deferred compensation plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the aggregate account balances under that plan.

Name	Executive Contributions in 2019 ($)	Company Contributions in 2019 ($)	Aggregate Earnings in 2019 ($)(1)	Aggregate Withdrawals/ Distributions in 2019 ($)	Aggregate Balance at December 31, 2019 ($)(1)
Peter Altabef	—	—	—	—	—
Michael Thomson	—	—	3,142	—	20,614
Eric Hutto	—	—	—	—	—
Jeffrey E. Renzi	—	—	—	—	—
Venkatapathi Puvvada	—	—	7,312	—	36,238

(1)	No amounts shown in this column are reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Under the agreements and plans discussed below, the NEOs would be entitled to the following payments and benefits upon termination of employment and/or a change in control of the Company.

Mr. Altabef’s Letter Agreement

Under the letter agreement covering the terms and conditions of Mr. Altabef’s employment as Chief Executive Officer, if Mr. Altabef’s employment is terminated by the Company without cause or by Mr. Altabef for good reason (defined generally as a reduction in aggregate compensation target, a material reduction in duties or authority or removal as Chief Executive Officer) prior to a change of control of the Company, Mr. Altabef will be entitled to receive an amount equal to two times the sum of (1) his base salary (at its then current rate) plus (2) his target bonus amount (as in effect on the date of termination), and monthly payments for up to 24 months equal to the difference between the monthly COBRA rate and the monthly active employee contribution rate applicable to Mr. Altabef. Receipt of benefits under these agreements requires the execution of a release of claims in favor of the Company. The letter agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of termination of employment for any reason. If Mr. Altabef materially breaches any of these provisions, the Company has the right to terminate any payments described above that have not yet been made and to seek the recoupment of any such payments that were previously made.

Executive Officer Severance Agreements

The Company has entered into letter agreements with certain of its executive officers, including the NEOs other than Mr. Altabef, providing that if any such executive officer’s employment is terminated by the Company without cause or by such executive officer for good reason (defined generally as a reduction in duties or authority, a reduction in annual base salary or a requirement that an executive relocate from their principal residence or perform their principal duties in a new location), that executive officer will be entitled to receive an amount equal to the sum of his or her annual base salary plus his or her annual target bonus, payable in substantially equal installments during the twelve month period following the date of termination. Each such executive officer will also be entitled to continued medical, dental and vision coverage for up to one year at the same costs applicable to active employees. In addition, if such executive officer is a participant under the Unisys Corporation Executive Death Benefit Only Program at the time of termination, the executive officer will be deemed to have met the age and service requirements for retirement as set forth in the program and, upon the executive officer’s death, his or her beneficiary shall be entitled to the post-retirement death benefits provided under the program.

Receipt of benefits under these agreements requires execution of a release of claims in favor of the Company.

The amount of the termination payments to which the NEOs would be entitled if their employment had terminated on the last business day of 2019 under circumstances entitling them to the payments above are set forth below, along with the total amounts that would have been payable to them in respect of medical, dental and vision coverage under the terms of their respective agreements.

Name	Aggregate Termination Payments ($)	Aggregate Medical, Dental and Vision Payments ($)
Peter A. Altabef (1)	4,756,800	39,078
Michael Thomson	975,000	18,884
Eric Hutto	1,248,000	18,884
Jeffrey E. Renzi (1)	926,250	12,378
Venkatapathi Puvvada	1,062,750	18,884

(1)	Mr. Altabef and Mr. Renzi participate in the Unisys Corporation Executive Death Benefit Only Program.

The NEOs are also each party to a change in control agreement with the Company, as described below. They are not entitled to receive duplicate payments under their change in control agreement and the above-described agreements. In the event of a conflict, they will be entitled to the benefits under their change in control agreement.

Separation Agreement with Mr. Puvvada

In connection with the closing of the Company’s sale of the U.S. Federal business, on March 13, 2020 the Company entered into a separation agreement with Mr. Puvvada. Mr. Puvvada’s employment with the Company terminated effective as of the closing of the sale.

Under the terms of this separation agreement, Mr. Puvvada will receive (i) the cash severance in an amount equal to two times the sum of his salary plus highest bonus payable with respect to performance years 2017-2019 in a cash lump sum, and (ii) accelerated vesting of his outstanding unvested equity awards and long-term performance cash awards (with performance-based awards deemed earned at the target level of performance), with each element to be paid or settled, as applicable, within twenty days after the Executive’s execution and delivery of a general release of claims in favor of the Company. Under this separation agreement, Mr. Puvvada acknowledged his ongoing obligations under the Company’s Employee Proprietary Information and Non-Competition Agreement as modified by the separation agreement. He also agreed to certain non-competition and non-solicitation provisions for a period of eighteen months following the closing of the sale of the U.S. Federal business and executed a general release of claims in favor of the Company.

Change in Control Agreements

The Company has entered into change in control employment agreements with its executive officers, including the NEOs. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. Mr. Altabef’s change in control employment agreement is substantially similar to the other executive officer’s change in control employment agreements except that the lump sum payment relating to annual salary and bonus will be equal to two and a half times the sum of his annual base salary plus the higher of his target bonus prior to the change of control, the highest annual bonus paid in the three years prior to the change of control or the annual bonus paid after the change of control. The material terms of each of the change in control employment agreements with the NEOs are summarized below.

A change in control is generally defined as (1) the acquisition of 20% or more of Unisys common stock, (2) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control and provides that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. For purposes of determining compensation levels, base salary must be at least equal to the highest salary paid or payable to the executive during the 12 months preceding the change in control, and bonus must be at least equal to the highest bonus paid or payable to the executive under the EVC Plan (or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement) for the three fiscal years preceding the change in control (the “Recent Annual Bonus”).

If, following a change in control, the Company terminates the executive without cause or the executive terminates employment for good reason (generally defined as a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location), the terminated executive will be entitled to receive special termination benefits. These benefits are as follows: (1) a pro-rated bonus for the year in which the termination occurs (based on the higher of (a) the Recent Annual Bonus and (b) the annual bonus paid or payable for the most recent fiscal year during the term of the agreement (such higher amount, the “Highest Annual Bonus”)), (2) a lump sum payment equal to two years of salary and bonus (based on the highest salary paid or payable during the term of the agreement and the Highest Annual Bonus) (or, in the case of Mr. Altabef, as described above), (3) a lump sum payment equal to the amount of premiums the Company would have paid to continue the executive in the Company’s welfare (other than health) plans for the two-year period, (4) for two years following the termination of employment, continued eligibility for coverage under the Company’s health plans at the same premium rates applicable to active employees and (5) outplacement services. To receive health coverage, the executive will be required to pay the full premium charged for the coverage. The Company will then reimburse the executive the amount of the premium that exceeds the amount the executive would have paid as an employee. Except as described below, if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payment or distribution will be reduced to avoid the imposition of the excise tax if doing so would result in greater after-tax benefits to the executive. The executive is under no obligation to mitigate amounts payable under these agreements.

Summary

If the NEOs had become entitled to the special termination benefits described above on the last business day of 2019, they would have received the following:

Name	Pro-Rata Bonus ($)	Lump Sum Payment for Salary and Bonus ($)	Value of Outplacement Services ($)(1)	Welfare Benefit Plan Premiums ($)	Health Coverage Payments ($)	Total ($)(2)
Peter A. Altabef	1,916,971	7,269,927	50,000	20,286	39,078	9,296,262
Michael Thomson	265,845	1,531,690	50,000	6,256	18,884	1,872,675
Eric Hutto	590,282	2,460,564	50,000	8,320	18,884	3,128,050
Jeffrey E. Renzi	444,933	1,839,866	50,000	4,846	12,378	2,352,023
Venkatapathi Puvvada	501,363	2,092,726	50,000	7,370	18,884	2,670,343

(1)

The agreements provide for reasonable outplacement services directly related to the termination of the executive’s employment. The executive may select the provider of outplacement services, and therefore, the costs actually incurred will vary by individual. The Company believes that the amounts shown in this column are a reasonable estimate of the potential costs of outplacement services.

(2)	Amounts shown in this column do not include the value of the vested awards shown in the tables below “Long-Term Incentive Plans”.

Long-Term Incentive Plans

Under the Company’s long-term incentive plans, if a change in control occurs and a participant’s employment terminates for “good reason” or other than for cause within 24 months of the change in control, all stock options and Time-Based RSUs will become fully vested, the target amount of TSR-Based RSUs and Profit-Based Cash granted under the Unisys Corporation 2016 Long-Term Incentive and Equity Compensation Plan and the 2019 Plan will vest. If a change in control and a termination of employment had occurred on the last business day of 2019, the NEOs would have become vested in the following number of RSUs, having the following values, and would have become entitled to receive the following amount of long-term Profit-Based Cash:

Name	Vested Restricted Stock Units (#)	Value of Vested Restricted Stock Units (1)($)	Value of Vested Long- Term Profit-Based Cash ($)
Peter A. Altabef	505,254	5,992,312	3,143,767
Michael Thomson	32,462	384,999	198,434
Eric Hutto	110,856	1,314,752	689,368
Jeffrey E. Renzi	75,168	891,492	483,700
Venkatapathi Puvvada	77,638	920,787	467,067

(1)	Based on the $11.86 closing price of Unisys common stock on December 31, 2019.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, the Company is required to provide the following information with respect to the year ended December 31, 2019:

•	The median of the annual total compensation of all employees of the Company (other than Mr. Altabef, the Company’s Chief Executive Officer) was $28,963.

•	As reported in the Summary Compensation Table, the annual total compensation of Mr. Altabef, the Company’s Chief Executive Officer, was $7,748,608.

•	Based on this information, the ratio of the annual total compensation of the Company’s Chief Executive Officer to the median of the annual total compensation of all employees is 267 to 1.

To identify the median paid employee and determine such employee’s annual total compensation, the Company assessed its employee population as of December 31, 2019 and determined employee compensation using the 12-month period ending December 31, 2019. On this date, the Company’s employee population consisted of 20,002 individuals. Approximately 70% of the Company’s employees are based in countries in which the average pay is less than the average pay of the Company’s associates in the United States.

The Company determined its median employee by: (i) calculating total target cash compensation as the sum of annual salary and target variable compensation, including target sales bonus, for each of the Company’s employees, (ii) ranking the total target cash compensation of all employees except for the Chief Executive Officer from lowest to highest, and (iii) identifying the employee who was in the middle of the list.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and officers are required to file reports with the SEC concerning their ownership of Unisys equity securities. During 2019, no officers or directors had any late filings. The Company’s directors and officers are required to file reports with the SEC concerning their ownership of Unisys equity securities.

Policy on Confidential Voting

It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.

Stockholder Proposals and Nominations

Stockholder proposals submitted to the Company pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”) for inclusion in the proxy materials for the 2021 annual meeting of stockholders must be received by the Company by November 27, 2020.

Any stockholder who intends to present a proposal at the 2021 annual meeting and has not sought to include the proposal in the Company’s proxy materials pursuant to Rule 14a-8 must deliver notice of the proposal to the Company no later than February 5, 2022.

Any stockholder who intends to make a nomination for the Board of Directors at the 2021 annual meeting must deliver to the Company no later than January 22, 2022 (a) a notice setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Company’s Bylaws.

Householding of Proxy Materials

This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of the Notice and/or this proxy statement and the 2019 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.

If your household has received only one copy of the proxy materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-6999, or write us at Investor Relations, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, PA 19422. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.

Forward-Looking Statements

These proxy materials contain information that may constitute “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects” and similar expressions may identify such forward-looking statements. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from expectations. Factors that could affect future results include, but are not limited to, those discussed under “Risk Factors” in Part I, Item 1A of the Company’s 2019 Form 10-K. Any forward-looking statement speaks only as of the date on which that statement is made. The Company assumes no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Other Matters

At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.

The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Alliance Advisors to assist in the solicitation of proxies for a fee of approximately $16,500, plus expenses.

By Order of the Board of Directors,

Gerald P. Kenney

Senior Vice President, General Counsel

and Secretary

Dated: March 27, 2020

              UNISYS CORPORATION

              801 LAKEVIEW DRIVE, SUITE 100

              BLUE BELL, PA 19422

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions. Your Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Internet voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you access the website and follow the instructions provided.

During The Meeting - Go to www.virtualshareholdermeeting.com/UIS2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Your telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Telephone voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL

Mark, date, sign and return your proxy card in the enclosed envelope or return it to Unisys Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D05184-P36149-Z76578                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNISYS CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 THROUGH 3
1. Election of Directors Nominees:		For	Against	Abstain			For	Against	Abstain
1a. Peter A. Altabef		☐	☐	☐
1b. Jared L. Cohon		☐	☐	☐	1i. Paul E. Martin		☐	☐	☐
1c. Nathaniel A. Davis		☐	☐	☐	1j. Regina Paolillo		☐	☐	☐
1d. Matthew J. Desch		☐	☐	☐	1k. Lee D. Roberts		☐	☐	☐
1e. Denise K. Fletcher 1f. Philippe Germond		☐ ☐	☐ ☐	☐ ☐	2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020.		☐	☐	☐
1g. Lisa A. Hook		☐	☐	☐	3. Advisory vote to approve executive compensation.		☐	☐	☐

1h.  Deborah Lee James

Mark here for address change or comments. SEE REVERSE SIDE

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted as recommended by the Board of Directors. The trustee for the Savings Plan will vote as described on page 2 of the proxy statement.

		☐	☐	☐ ☐

NOTE: This ballot may be used and signed by you only if you are the stockholder of record in your own name of Unisys common stock or if you have been given a proxy by a stockholder of record. If your stock is not held in your name but is in the name of a broker, the Unisys Savings Plan, or someone other than yourself, only the broker or other person may give a proxy or sign a ballot.

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Annual Meeting of Stockholders

May 7, 2020

Virtual Meeting Online Access:

www.virtualshareholdermeeting.com/UIS2020

YOUR VOTE IS IMPORTANT

THANK YOU FOR VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Notice of 2020 Annual Meeting and Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.

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D05185-P36149-Z76578

UNISYS CORPORATION

PROXY FOR ANNUAL MEETING TO BE HELD MAY 7, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter A. Altabef, Nathaniel A. Davis and Denise K. Fletcher, and each of them, proxies with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2020 Annual Meeting of Stockholders of Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the “Savings Plan”) as more fully described on page 2 of the proxy statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

IF YOU ARE VOTING BY MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING

INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)